SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COLLECTORS UNIVERSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 28, 2015

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Collectors Universe, Inc., which will be held on Monday, December 7, 2015 at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705.

We have elected to provide our stockholders with access to our proxy materials and to our Annual Report to Stockholders for our fiscal year ended June 30, 2015 (the “2015 Annual Report”) over the Internet under the Securities and Exchange Commission’s rules. These rules allow us to make our stockholders aware of the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, which provides instructions for how stockholders may access the full set of proxy materials and our 2015 Annual Report through the Internet or by requesting that printed proxy materials be delivered to them by mail. We believe that this process will enable us to provide our stockholders with the proxy materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and, at the same time, significantly reducing the environmental impact of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible using one of the voting methods described in the Notice of Internet Availability of Proxy Materials. You will be able to vote your shares over the Internet, by telephone or, if you request that printed proxy materials be mailed to you, by completing and returning, by mail, a proxy or voting instruction card. Please review the instructions with respect to your voting options described in the Notice of Internet Availability of Proxy Materials that you receive by mail as well as in the accompanying Proxy Statement.

At the time you vote your shares, please also let us know if you plan to attend our Annual Meeting by indicating your plans, when prompted, if you are voting on the Internet or by telephone, or if you requested to have printed proxy materials mailed to you, by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Robert G. Deuster
Robert G. Deuster Chief Executive Officer

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

_______________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on Monday, December 7, 2015

_______________________

To the stockholders of Collectors Universe, Inc.:

The 2015 Annual Meeting of Stockholders of Collectors Universe, Inc. (the “Annual Meeting”) will be held at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705, on Monday, December 7, 2015, at 10:00 A.M., Pacific Time, for the following purposes:

(1)

Election of Directors. To elect the following eight nominees to serve as the Company’s directors until our 2016 Annual Meeting of Stockholders and until their successors are elected and have qualified to serve:

A. Clinton Allen	Joseph R. Martin
Robert G. Deuster	A. J. “Bert” Moyer
Deborah A. Farrington	Van D. Simmons
David G. Hall	Bruce A. Stevens

(2)

Advisory Vote on the Compensation of our Named Executive Officers in Fiscal Year 2015. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers for the fiscal year ended June 30, 2015 (or fiscal 2015); and

(3)

Ratification of the Appointment of our Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.

Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the eight director nominees named above; “FOR” approval, on a non-binding-advisory basis, of the compensation of our named executive officers in fiscal year 2015; and “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to read. Only stockholders of record at the close of business on October 15, 2015 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 28, 2015

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail and the section entitled “How May I Vote?” in this Proxy Statement or, if you requested that printed proxy materials be mailed to you, to the instructions on the proxy card enclosed with those printed proxy materials. The approximate date of mailing of the Notice of Internet Availability of Proxy Materials is October 28, 2015.

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

 _______________________

PROXY STATEMENT

_______________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 7, 2015

_______________________

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation, for use at our 2015 Annual Meeting of Stockholders to be held on Monday, December 7, 2015, at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement will be available to our stockholders, on the internet at https://materials.proxyvote.com/19421r, beginning on Wednesday, October 28, 2015. As a matter of convenience, in this proxy statement we will refer to Collectors Universe, Inc. as the “Company,” “we,” “us” or “our” and our 2015 Annual Meeting of Stockholders as the “Annual Meeting” or the “Meeting”.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND
THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT
AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Who May Vote at the Annual Meeting?

The shares of the Company’s common stock, $0.001 par value, constitute the only outstanding class of voting securities of the Company. Only stockholders of record at the close of business on October 15, 2015 (the “Record Date”) are entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and at any adjournments or postponements thereof. On that day, there were 8,881,874 shares of our common stock outstanding and entitled to be voted at the Annual Meeting.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

What is the Quorum Requirement for the Annual Meeting?

No business may be transacted at the Annual Meeting unless a quorum is present at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned to a later date to provide more time to obtain additional proxies in order to meet the quorum requirement.

What is the “Important Notice Regarding the Availability of Proxy Materials” that I Received in the Mail?

Under the rules of the Securities and Exchange Commission (or the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Accordingly, on October 28, 2015 we will be mailing to our stockholders (other than any stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (or the “Availability Notice”), containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report for fiscal 2015, which will be available for review, printing and downloading, commencing on October 28, 2015, at https://materials.proxyvote.com/19421r. The Availability Notice also contains instructions for voting shares via the Internet, by telephone or by mail.

This process is designed to expedite our stockholders’ receipt of our proxy materials, decrease the cost of our Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed or e-mail copies of our proxy materials, please follow the instructions included in the Availability Notice to obtain a printed copy of our proxy materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you notify us in writing otherwise.

What do I Need to Know if I Plan to Attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the Record Date, or hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-serve basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of your beneficial ownership of shares of our common stock as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card received from your broker, bank, trustee or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other applicable procedures outlined above, you will not be admitted to the Annual Meeting.

Please let us know if you plan to attend the Annual Meeting in person (i) by marking the appropriate box on the enclosed proxy card if you requested proxy materials to be mailed to you, or (ii) if you will be voting over the Internet or by telephone, by indicating your plans when prompted to do so.

How Many Votes do I Have?

Each share is entitled to one vote (a) in the election of each of the director nominees (Proposal 1); (b) on the proposal to approve, by a non-binding advisory vote, the compensation of our named executive officers in fiscal 2015 (Proposal 2); (c) on the proposal to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending June 30, 2016 (Proposal 3); and (d) on any other matter upon which a vote may properly be taken at the Annual Meeting.

In the election of directors, there is no cumulative voting. As a result each stockholder will be entitled, for each share of common stock that the stockholder owned as of the Record Date, to cast one vote for a single nominee for each of the eight positions on the Board of Directors.

In order to vote, you must either designate a proxy to vote your shares on your behalf at the Annual Meeting, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy or voting instructions so that your shares will count toward a quorum and will be voted in accordance with your instructions at the Annual Meeting. Even if you designate a proxy on your behalf, you may attend the Annual Meeting and vote your shares in person, including in a manner different than as set forth in your earlier proxy. Accordingly, to ensure that your votes are counted, we encourage you to vote your shares by proxy, or over the internet or by telephone, even if you plan to attend the Annual Meeting in person.

How Will the Board Vote My Shares?

A properly executed proxy card, or properly voted proxy (in case you are voting over the Internet or by telephone), received by us prior to the Annual Meeting, and not revoked, will be voted in accordance with your voting instructions as set forth on the proxy card or communicated over the Internet or by telephone. If you return a properly executed proxy card to us or vote via the Internet or by telephone, but fail to provide specific instructions as to how you your shares should be voted, then, your shares will be voted “FOR” the election of each of the director nominees named in the Notice of Annual Meeting (Proposal No. 1); “FOR” the approval, by a non-binding advisory vote, of the Compensation of the named executive officers in fiscal 2015 (Proposal No. 2); “and “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal 2016 (Proposal No. 3).

If any other matters are presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted on such matters in accordance with the judgment of the proxy holders named on the proxy card or voting instruction form.

However, if your shares are held in a brokerage account or by a bank, trustee or nominee, please read the information below under the caption “What if I Hold My Shares Through a Broker or Other Nominee?” regarding the actions that you will need to take to ensure that your shares are voted.

What is the Required Vote to Approve the Proposals Being Considered at the Annual Meeting?

Proposal No. 1 - Election of Directors

Our Board of Directors has adopted a majority-voting standard for uncontested director elections. This means that for a director to be elected in an uncontested election, he or she must receive a majority of the shares cast (that is, actually voted) in the election of directors. An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Shares voted as “withhold authority” for a nominee for director will count as votes cast in the election of directors, but any broker non-votes will not be counted as votes cast and, therefore, will not affect the outcome of the election of directors, whether that election is uncontested or contested.

Prior to each annual stockholders’ meeting at which directors are to be elected in an uncontested election, each nominee will be required to deliver an offer of resignation to the Board. If any nominee fails to receive a majority of the votes cast in that election, the Board will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either correspondingly reduce the authorized number of directors or appoint another person to fill the vacancy created by the resignation. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders meeting and, in that event, the Board would be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Proposal No. 2 – Approval by Non-Binding Advisory Vote of the Compensation of our Named Executive Officers in Fiscal 2015

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and voted on this Proposal is required to approve, on a non-binding advisory basis, the compensation of our named executive officers in fiscal 2015, as described in this Proxy Statement. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the voting on this proposal.

Proposal No. 3 – Ratification of the Appointment of Independent Registered Public Accountants for Fiscal 2016

The affirmative vote of the holders a majority of the shares present or represented by proxy at the Annual Meeting and voted on Proposal 3 is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016. Shares voted by record stockholders or by brokers or other nominee holders on this proposal will be counted. Abstentions will have the same effect as votes cast against the Proposal. Because this is a “routine” proposal on which brokers or other nominee holders may vote without voting instructions from the beneficial owners of the shares, we do not expect any broker non-votes with respect to this Proposal. See the discussion below under the captions “What if I Hold My Shares through a Broker or Other Nominee?” and “What are Broker Non-Votes and How Will They Affect the Outcome of the Voting at the Annual Meeting?”

How May I Vote?

Voting by Internet or over the Telephone. You can vote your shares over the Internet or by telephone by following the instructions that are contained in the Availability Notice. If you hold shares in “street name,” you also may vote over the Internet or by telephone by following the instructions provided in the Availability Notice or on the proxy card. Internet and telephone voting are available 24 hours a day until 11:59 P.M. Pacific Time on Sunday, December 6, 2015. To vote via the Internet, visit www.proxyvote.com and follow the instructions on that website. To vote by telephone, use a touch-tone phone to call the toll free number set forth on the Availability Notice, which is 1-(800) 690-6903, and then follow the voice prompts. Our Internet and telephone voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Availability Notice, or which, if you are the beneficial owner of any shares, may be obtained from your broker or other nominee holder of your shares. If you vote over the Internet or by telephone, you do not need to return your proxy card.

Voting by Mail. If you request printed proxy materials to be mailed or emailed to you, you can vote by mail by following the instructions provided on the proxy card that is included as part of those materials. If you hold shares in “street name” and request to receive printed proxy materials by mail, you can vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee holder. In order to be effective, completed proxy cards must be received by no later than 9:00 A.M. Pacific Time on Monday, December 7, 2015. If you vote by mail, simply mark your proxy, date and sign it, and return it in the business reply envelope provided with the Proxy Statement.

Voting in Person at the Annual Meeting. Whichever voting method you use, you may still vote at the Annual Meeting if you decide to attend in person. However, if your shares are held for you in “street name” (that is by a broker, bank or nominee holder), you must obtain a proxy, executed in your favor, from the broker, bank or other nominee holder of your shares in order to vote in person at the Annual Meeting.

Voting on Other Matters. If other matters are properly presented for a vote of the stockholders at the Annual Meeting, the Board of Directors will have discretion to determine how shares for which proxies or voting instructions have been received will be voted on such matters. As of the date of this Proxy Statement, we did not know of any other matters to be presented for a vote of the stockholders at the Annual Meeting.

All shares that are properly voted by a stockholder, whether over the Internet or by telephone or mail, and not properly revoked, will be voted at the Annual Meeting in accordance with the stockholder’s voting instructions or, if a stockholder does not provide voting instructions, then in accordance with the recommendations of the Board of Directors.

What if I Hold My Shares Through a Broker, Bank or Other Nominee Holder?

If your shares are held in a brokerage account or by a bank or other nominee holder, you are deemed to hold your shares in “street name”. In that event, you are considered to be the “beneficial owner” of those shares and the broker, bank or other nominee holder is the record owner of your shares. Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from the customer. At this year’s Annual Meeting, the non-routine proposals consist of the election of directors (Proposal 1) and the advisory vote on the approval of the compensation of our named executive officers in fiscal 2015 (Proposal 2). On the other hand, a broker may vote a customer’s shares on certain “routine” proposals if the broker has transmitted proxy-soliciting materials to the beneficial owner but has not received voting instructions from that owner on such proposals. At this year’s Annual Meeting, there will be only one routine proposal, which is the ratification of the appointment of our independent registered public accountants for fiscal 2016 (Proposal 3).

What are Broker Non-Votes and How Will They Affect the Outcome of the Voting at the Annual Meeting?

If a broker does not receive voting instructions from its customer, the broker may exercise discretion to vote the shares on any routine proposal, such as the ratification of the appointment of a company’s independent registered public accountants. If, in that event, the broker does vote the customer’s shares, then the customer’s shares will be deemed to be present and will count toward a quorum at the Annual Meeting. On the other hand, without voting instructions from his customer, a broker may not vote the customer’s shares on any non-routine proposal submitted to a vote of the stockholders and, in that event, the customer’s shares will be deemed to constitute “broker non-votes” with respect to that proposal.

Broker non-votes will count in determining whether the quorum, required for the transaction of business, is present, in person or by proxy at the Annual Meeting. However, broker non-votes will not be counted as present and entitled to be voted, and, therefore, will not affect the outcome of the voting on, the election of directors (Proposal 1) or the approval, on a non-binding advisory basis, of the compensation of our named executive officers in fiscal 2015 (Proposal 2). By contrast, because the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 3) is a routine proposal, all shares voted by brokers on that Proposal will be counted and, as a result, there will be no broker non-votes with respect to that Proposal.

What will be the Effect of Abstentions at the Annual Meeting?

Shares voted abstain on any Proposal will be treated as an abstention with respect to that Proposal. We will treat abstentions as follows:

●

Abstention shares will be treated as not voting for purposes of determining the outcome of the voting on any Proposal for which the minimum vote required for approval of the Proposal is a majority (or some other percentage) of the votes actually cast and, therefore, such abstentions will have no effect on the outcome of the voting on the Proposal.

●	Abstention shares will have the same effect as votes against a Proposal if the minimum vote required for approval of the Proposal is a majority (or some other percentage) of all of the shares that are outstanding and entitled to vote on the Proposal.

Abstentions will have no effect on the outcome of the voting on any of the three Proposals that will be presented for a vote of the stockholders at this year’s Annual Meeting, because approval of each of those Proposals requires the affirmative vote of a majority of the shares that are present in person or by proxy and are voted on those proposals (rather than a majority of the outstanding shares).

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

●

Sending a written notice that you are revoking your proxy addressed to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280 Newport Beach, California 92658. To be effective, the notice of revocation must be received by the Company by no later than 7:30 A.M. Pacific Time on December 7, 2015.

●

Giving us another proxy (by mail, over the Internet or by telephone) at a later date than the earlier proxy you have chosen to revoke. To be effective, that later proxy must be received by the Company before the Annual Meeting commences. If you return a later proxy by mail, but you fail to date or to sign that later proxy, however, that later proxy will not be treated as a revocation of your earlier proxy and your shares will be voted in accordance with the instructions on your earlier proxy or in accordance with the recommendations of the Board of Directors (in the event you failed to specify voting instructions on that earlier proxy).

●	Attending and voting in person at the Annual Meeting in a manner different than the instructions contained in your earlier proxy or that had been transmitted over the Internet or by telephone.

However, if your shares are held by a broker, bank or other nominee holder, and you want to change the voting instructions you have previously given to the broker, bank or other nominee holder, you will need to contact your broker, bank or nominee holder to determine the actions you will need to take to change your previous vote.

Who Will Bear the Cost of this Proxy Solicitation?

The cost of soliciting proxies from stockholders will be paid by us. In addition, following the mailing of the Availability Notice, our directors, officers and regular employees may solicit proxies by mail, telephone, e-mail or in person, but will not receive any compensation from us for doing so. Brokerage firms, banks, trustees and other nominees holding shares of our common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith. In addition, we may use the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information, as of October 15, 2015 regarding our shares of common stock beneficially owned by (i) persons known by us to own beneficially more than 5% of our outstanding shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the Company’s named executive officers, and (iv) all of the directors and executive officers as a group.

	Shares Beneficially Owned(1)(2)(3)
	Number		Percent of Class

Renaissance Technologies, LLC	742,819	(4)	8.4%
800 Third Avenue New York NY 10022

David G. Hall	670,621	(5)	7.6%
P.O. Box 6280 Newport Beach, CA 92658

BlackRock, Inc. .	634,084	(6)	7.1%
55 East 52nd Street, New York, N.Y. 10022

Robert G. Deuster	232,228	(3)(7)	2.6%
Van D. Simmons	202,447	(3)(8)	2.3%
Joseph J. Wallace	144,188	(3)(9)	1.6%
A. Clinton Allen	135,358	(3)(10)	1.5%
A. J. Bert Moyer	53,223	(3)(11)	*
Deborah A. Farrington	32,193	(3)(11)	*
Bruce A. Stevens	31,486	(3)(11)	*
Joseph R. Martin	4,559	(3)(11)	*
All Directors and Executive Officers, as a group (9 persons)	1,506,203	(3)(12)	17.0%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (i) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; and (ii) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons.

(2)

Unless otherwise indicated in the footnotes below, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(3)

As set forth in the footnotes that follow, certain of our named executive officers and directors own unvested restricted shares granted to them under the Company’s equity incentive plans described in the section below entitled “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis. Although those officers and directors do not have the power to dispose of those shares, they have the right to vote those shares unless and until they are forfeited. Therefore, for purposes of this table those officers and directors are deemed to be the beneficial owners of those shares.

(4)

According to a report filed by Renaissance Technologies, LLC (“RTC”) with the SEC, RTC and Renaissance Technologies Holding Corporation, majority owner of RTC (“RTC Holdings”), have sole voting power with respect to 709,738 of the shares, sole dispositive power with respect to 736,782 of these shares and shared dispositive power with respect to 6,037 of these shares. The report also states that certain funds and accounts managed by RTC have the right to receive dividends on and proceeds from the sale of the shares.

(5)	Includes 60,622 shares held in grantor trusts established for Mr. Hall’s children (the “Trust Shares”). Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over the Trust Shares and, for that reason, may be deemed to share dispositive power over those shares with the trustees of those trusts.

(6)

According to a report filed by BlackRock, Inc. with the SEC, BlackRock holds sole voting power with respect to 605,842 of these shares and sole dispositive power with respect to 634,084 of these shares, which were acquired by certain of BlackRock’s subsidiaries. The report also states that certain persons have the right to receive dividends on and proceeds from the sale of the shares.

(7)

Included in the number of shares of common stock beneficially owned by Mr. Deuster, the Company’s Chief Executive Officer, are a total of (i) 150,000 unvested restricted shares, the vesting of which is dependent on the Company’s achievement by or before June 30, 2018 of certain financial performance goals established under the Company’s Long Term Equity Incentive Plan (“LTIP”), and (b) 7,488 unvested restricted shares which will vest in fiscal 2016 provided Mr. Deuster remains in the service of the Company to June 30, 2016. See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis – Long-Term Performance-Based Equity Incentive Program” below.

(8)

Includes 9,020 of the shares held by the grantor trusts established by Mr. Hall for his children that are referred to in footnote (5) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises sole voting power, and shares dispositive power with Mr. Hall, with respect to those 9,020 shares and, therefore, those shares are included in both of their respective share ownership totals. Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts. Also includes 474 restricted shares of common stock that will vest on November 19, 2015 provided Mr. Simmons continues in the service of the Company as a director until that date.

(9)

The number of shares shown as beneficially owned by Mr. Wallace, the Company’s Chief Financial Officer, include (i) a total of 2,349 restricted shares of common stock which will vest and cease to be subject to the risk of forfeiture if he continues in the service of the Company to June 30, 2016; and (ii) an additional 56,250 unvested restricted shares that may vest and cease to be subject to the risk of forfeiture, if and to the extent that the Company achieves certain financial performance goals established under the Company’s LTIP. See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Long-Term Performance-Based Equity Incentive Program” below.

(10)

Includes (i) 5,000 shares which are owned by Mr. Allen’s spouse, as to which Mr. Allen disclaims beneficial ownership and 474 restricted shares of common stock that are scheduled to vest and cease to be subject to forfeiture on November 19, 2015, provided he remains in the service of the Company as a director to that date.

(11)

The share totals for each of Ms. Farrington and Messrs. Moyer, Stevens and Martin, include 474 restricted shares of common stock that are scheduled to vest and cease to be subject to forfeiture on November 19, 2015 provided she or he (as applicable) remains in the service of the Company as a director to that date.

(12)

Includes (i) 150,000 and 56,250 unvested restricted shares of common stock held, respectively by Mr. Deuster and Mr. Wallace which may vest and cease to be subject to forfeiture if and to the extent the Company achieves certain financial performance goals established under the Company’s LTIP, (ii) the 9,837 shares of unvested restricted stock that will vest if Messrs. Deuster and Wallace remain in the service of the Company until June 30, 2016 and (iii) a total of 2,844 shares of unvested restricted stock that will vest of if all six of the Company’s non-employee directors continue in service of the Company until November 19, 2015.

ELECTION OF DIRECTORS

(Proposal 1)

The authorized number of the Company’s directors currently is eight. Directors are elected to serve for a term of one year or until their successors are elected and duly qualified. The Board of Directors has nominated, for election at the Annual Meeting, the eight nominees named below to serve as the Company’s directors for a term of one year ending on the date of the 2016 Annual Stockholders Meeting or until their successors are elected and qualified. Unless authority to vote has been withheld, proxies received by us from our stockholders will be voted by named proxy holders at the Annual Meeting for the election of all eight of the nominees named below.

All of those eight nominees are presently directors of the Company and were elected to the Board of Directors by the Company’s stockholders at the 2014 Annual Meeting. All of the nominees have consented to serve, if elected.

If any nominee becomes unavailable for any reason before the Annual Meeting, the proxies received by us will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees for election to the Board at the upcoming Annual Meeting will become unavailable to serve.

Director Nominees

The names and certain information, as of October 15, 2015 concerning the nominees for election as directors are set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED BELOW

Nominees	Age	Director Since	Principal Occupation

A. Clinton Allen	71	2001	Chief Executive Officer of A. C. Allen & Company
Robert G. Deuster	65	2012	Chief Executive Officer of the Company
Deborah A. Farrington	65	2003	General Partner of StarVest Partners, L.P.
David G. Hall	68	1986(1)	President of the Company
Joseph R. Martin	67	2013	Private Investor
A. J. “Bert” Moyer	71	2003	Business Consultant and Private Investor
Van D. Simmons	64	1986(1)	President of DHRCC, Inc.
Bruce A. Stevens	73	2006	Industry Partner with Cordova, Smart & Williams, LLC

(1)

Although Collectors Universe, Inc. was organized in February 1999, Messrs. Hall and Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service, Inc. beginning in 1986.

Mr. A. Clinton Allen has been Chairman and Chief Executive Officer of A. C. Allen & Company, a consulting firm, since 1987.  He has been a director of the Company since 2001 and Chairman of the Board of Directors since December of 2002.  Mr. Allen serves as a director and Lead Director of LKQ Corporation, a supplier of recycled OEM automotive parts. He is also a director of Brooks Automation, which provides integrated tool and factory automation solutions for the global semiconductor and related industries and Psychemedics Corporation, which provide testing for drugs of abuse using hair analysis. Mr. Allen served as a director of Steinway Musical Instruments Company, a publicly traded manufacturer of pianos and other musical instruments, from 1999 and served as its Lead Director from 2003 until his retirement from that board of directors in May 2011. Mr. Allen provided the original financing for Blockbuster Entertainment Corporation, was one of its founding directors and served on its board until that company was acquired by Viacom/Paramount in September 1994. Mr. Allen holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. The Company believes that Mr. Allen's financial and business expertise, combined with his experience as an executive and director of other companies, both public and private, as well as his years of experience providing strategic advisory services, qualifies him to serve as the non-executive Chairman of our Board of Directors and as a member of the Board.

Robert G. Deuster was appointed Chief Executive Officer of the Company, effective October 15, 2012. Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007. He also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a New York Stock Exchange listed company), which is a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Division. Mr. Deuster currently serves on the boards of directors of two public companies: Symmetry Medical Inc., which provides medical devices and solutions to the global orthopedic market, and Pico Holdings, Inc., which acquires and develops unique undervalued assets, including water assets, land, and other businesses in strategic areas. He also serves as a director of Ondax, Inc., a private optical components company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973. Mr. Deuster holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. The Board believes that Mr. Deuster’s extensive management experience, including as a CEO of and a senior executive at other public companies, combined with his experience as an independent director of both public and private companies, qualifies him to serve as a member of our Board of Directors. In addition, because Mr. Deuster is the Company’s Chief Executive Officer, the Board of Directors believes that his participation as a member of the Board will facilitate communication between the outside Board members and management.

Deborah A. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company that grew from $17 million to $300 million in annual revenues while she served on its board. Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. and the Chase Manhattan Bank. Ms. Farrington serves on the board of directors of NetSuite, Inc., a New York Stock Exchange-listed company where she is Lead Director and Chairman of the Compensation Committee. Ms. Farrington also is a member of the boards of directors of Crowd Twist, Inc., Host Analytics, Inc., RAMP, Inc., Take The Interview, The Receivables Exchange and Xignite, Inc., all of which are private companies. Ms. Farrington holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. She is a graduate of Smith College and received an MBA from the Harvard Business School. We believe that Ms. Farrington brings valuable experience and insight to our Board of Directors, having helped to finance and serve as a director of numerous emerging growth companies. She also is knowledgeable with respect to and plays a key role in the formulation and evaluation of the Company’s executive compensation programs and has served as Chairperson of our Compensation Committee since joining our Board of Directors.

David G. Hall has served as President of Collectors Universe since October 2001 and as a Director since its founding in February 1999. From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as Chairman of the Board from February 1999 to October 2001. Mr. Hall was one of the founders and served as a director of Professional Coin Grading Service, Inc., and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named Orange County, California Entrepreneur of the Year by INC. Magazine. In addition, Mr. Hall has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting. Mr. Hall invented and expanded the business of independent third party grading of high value collectible coins and sports cards. He is also known in the numismatics community as one of the leading experts in identifying and grading high value collectible coins and he is in demand as a speaker at coin conventions and trade shows. Mr. Hall holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. We believe that, as the Company’s President and a member of our Board of Directors, he lends great credibility to the Company among collectibles dealers and collectors and he brings to the Board valuable insight about the collectibles markets generally and the collectibles coin market in particular.

Joseph R Martin is, and since 2006 has been, Chairman of the Board of Directors of Brooks Automation, which is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets and is listed on the NASDAQ stock exchange. Mr. Martin also serves on the board of directors of Soitec, a French company that is listed on the NYSE/Euronext Exchange, where he is chairman of the audit committee. Soitec is the world leader in generating and manufacturing revolutionary semiconductor materials for electronic and energy industries. Until his retirement in 2006, Mr. Martin was Co-Chairman of Fairchild Semiconductor, a NYSE company and also served as the Vice Chairman of its Board of Directors. He also served on the board of directors of ChipPac, Inc., a NASDAQ listed company, until 2001. Mr. Martin holds an Executive Masters Professional Certification from the American College of Corporate Directors, a director education and credentialing organization. In 2000, CFO Magazine awarded Mr. Martin the CFO of the Year award for turnaround operations. Mr. Martin is a trustee at Embry-Riddle Aeronautical University, where he earned a BS degree, and also has an MBA from the University of Maine. We believe that, as a result of his significant corporate director experience and his extensive international business experience, Mr. Martin adds valuable strategic and managerial experience on the Board.

A. J. “Bert” Moyer has been a business consultant and private investor since April 2002. From March 1998 until February 2000, he served as Executive Vice President and Chief Financial Officer of QAD, Inc., a leading provider of enterprise resource planning software applications for global manufacturing companies. Between September 2000 and February 2002, Mr. Moyer was engaged as a consultant to QAD, Inc., assisting in the Sales Operations of the Americas Region. He served as President of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000. Prior to joining QAD, Inc. in 1998, Mr. Moyer was Chief Financial Officer of Allergan, a publicly traded specialty pharmaceutical company based in Irvine, California and prior to that he served as Chief Financial Officer of Western Digital, a publicly traded manufacturer of hard drives. Mr. Moyer currently serves on the boards of directors of the following public companies: CalAmp Corp. of which he also is the chairman of the board and MaxLinear, Inc., of which he also is the chairman of the audit committee. Mr. Moyer previously served on the boards of directors of four additional public companies, Virco Manufacturing Corporation, until October 2014, Occam Networks, Inc., until February 2011, LaserCard Corporation, until January 2011 and RedFlex Holdings, Ltd., until April 2014. Mr. Moyer holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University and graduated from the Advanced Management Program at the University of Texas. Mr. Moyer brings a combination of managerial and financial experience and know-how to the Board, having served in both operational and financial management positions with a number of publicly traded companies. More particularly, due to his experience as a chief financial officer of publicly traded companies, he is familiar with the accounting and financial reporting requirements applicable to and the financial issues faced by public companies, making him an effective member of Audit Committee, of which he is the Chairman.

Van D. Simmons has been the President of DHRCC, Inc., a direct seller of rare coins since October 2000, a position he also held from 1981 to February 1997. From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division. He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000. Mr. Simmons was one of the founders and served as a director of the Company in February 1999 and was also a founder and served as a director of its predecessor company, Professional Coin Grading Service, Inc. from 1986 to February 1999. Mr. Simmons holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Simmons possesses a keen understanding of the collectible coin market, which has proven to be valuable to the Board in understanding that market and in evaluating and approving the Company’s strategic initiatives in that market.

Bruce A. Stevens is, and since 2008 has been, an Industry Partner with CSW Private Equity Investments, LLC, a private equity firm that focuses its investments on lower middle market companies that are engaged in businesses with which the partners of the firm have had operating experience. Mr. Stevens currently is, and since 2011 has been, the CEO of Berkshire Blanket, a CSW portfolio company. Berkshire Blanket is the category leader of blankets and throws in the United States. From 1985 until his retirement in January 2008, Mr. Stevens was the President and Chief Executive Officer of Steinway & Sons, a wholly owned subsidiary of Steinway Musical Instruments, Inc., which is the maker of fine pianos with manufacturing operations in the United States and Germany and operational facilities in China, Japan and the UK. He also served as a member of the board of directors of Steinway Musical Instruments, Inc. from 1996 until his retirement in January 2008.  Before joining Steinway & Sons, Mr. Stevens was employed by Polaroid Corporation for nearly 18 years where he held various positions in both its domestic and international divisions. Mr. Stevens served on the Board of Trustees at the Manhattan School of Music in New York City until July 2011. He also has served on the boards of directors of numerous industry and music education organizations, such as the Piano Manufacturers Association International, American Music Conference, Winchester Community Music School and Winchester Foundation for Educational Excellence. Mr. Stevens earned a Bachelor’s Degree in Economics from the University of Pennsylvania, and has earned an Executive Masters Professional Directors’ Certification, the highest award, from the American College of Corporate Directors, which he earned by completing a minimum of 150 hours of public company director education.  Having been the President and CEO of a consumer products company, Mr. Stevens brings to the Board considerable knowledge and experience in identifying and evaluating economic and market challenges faced by the Company. This expertise has been of particular benefit to the Board when reviewing and evaluating marketing and strategic initiatives proposed by management.

Family Relationships

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and the Bylaws of the Company, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and committee meetings.

Number of Directors

The Board of Directors currently consists of eight members. Our Bylaws provide that the Board is authorized to increase or decrease the authorized number of directors from time to time as it deems to be appropriate.

Attendance at Meetings

Our Board members are encouraged to prepare for and attend all meetings of the Board and the Board committees of which they are members. During the fiscal year ended June 30, 2015 (“fiscal 2015”), the Board of Directors held a total of five meetings and all of the directors attended at least 75% of the total number of those meetings and the meetings of the Board committees on which they served during that year. It is the Company’s policy to encourage directors and nominees for director to attend annual meetings of stockholders. Seven of the eight directors attended the Company’s 2014 Annual Meeting of Stockholders.

Term of Office of Directors/Annual Election of Directors

The Bylaws of the Company provide that directors are elected annually to serve for a term of one year ending at the Company’s next annual stockholders meeting or until their successors are duly elected. If a vacancy occurs in any Board position between annual meetings, the Board may in its discretion fill the vacancy by electing a new director to that position for a term ending at the next annual stockholders meeting or the Board may, in the alternative, reduce the authorized number of directors by one. The Board also may, at any time, increase the authorized number of directors in order to elect a new director for a term that will end at the next annual stockholders meeting.

Majority Vote Requirement for Election to the Board

Our Board of Directors has adopted a majority-voting standard for uncontested director elections. This means that, in an uncontested election, a nominee for director must receive a “majority of the votes cast” for his or her election to the Board. An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. A “majority of the votes cast” means that the number of votes “FOR” a nominee for director must exceed 50% of the total number of votes cast in his or her election. Shares voted as “withhold authority” to vote on the election of a nominee will count as votes cast. On the other hand, in a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. A “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected.

The election of directors at this year’s Annual Meeting will be uncontested. As a result, pursuant to our majority voting standard, any director nominee who fails to receive a majority of the votes cast in his or her election as a director is required to deliver an offer of resignation to the Board, which will have the right, in its discretion, to accept or reject that offer of resignation. If the Board accepts the resignation, it may either appoint another person to fill the vacancy created by the resignation or correspondingly reduce the authorized number of directors. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders’ meeting, and in that event, the Board will be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Director Independence and Diversity

Director Independence. The Nominating and Governance Committee of the Board of Directors has determined, after careful review, that six of the eight current members of the Board -- Ms. Farrington and Messrs. Allen, Martin, Moyer, Simmons and Stevens -- are independent, under the definition of independence set forth in the listing rules applicable to companies with shares listed on the NASDAQ Global Stock Market (the “NASDAQ Listing Rules”). Messrs. Deuster and Hall do not qualify as independent directors, because they are officers of the Company and, therefore, are management directors. In reaching the conclusion regarding the independence of the six non-management directors, the Nominating and Governance Committee considered all relevant facts and circumstances with respect to any direct or indirect relationships that may exist or may have existed in the past between the Company, on the one hand, and any of those directors or any of their associates, on the other hand, and concluded that such relationships, if any, whether present or past, have no material effect on the independence of these six directors.

In addition, all of the members of the Audit, Compensation and Nominating and Governance Committees, which comprise the Board’s standing committees, are independent directors. All of the members of the Audit Committee meet the heightened independence standards established by the SEC for audit committee membership and all of the members of the Compensation Committee meet the heightened independence requirements established by the NASDAQ for compensation committee membership. See “—Committees of the Board of Directors” below.

Diversity. The Board of Directors and its Nominating and Governance Committee believe that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance. Accordingly, the Nominating Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, neither the Board nor the Nominating and Governance Committee has implemented a formal policy with respect to the consideration of diversity in the selection of directors.

Board Leadership Structure and the Board’s Role in Risk Oversight

Board Leadership Structure. The Board does not have a formal policy with respect to whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the non-employee directors or management. The Board believes that it should be free to make such choices from time to time in any manner which the Board members believe is in the best interests of the Company and its stockholders. Nevertheless, since 2002, it has been the practice of the Board for the position of Chairman to be held by an independent non-employee director as an aid in the Board’s oversight of management.

The Board’s Role in Risk Oversight.

In General.

The responsibility for the day-to-day management of risk lies with the Company’s management. It is the Board’s role to oversee the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. In fulfilling that oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes that an effective risk management system will (i) adequately identify the material risks to the Company’s business, (ii) monitor the effectiveness of risk mitigating policies and procedures, and (iii) provide management with input with respect to the risk management process.

More particularly, the Board has tasked its Audit Committee to perform a number of the Board’s risk oversight responsibilities. Among other things, the Audit Committee works with management to highlight significant enterprise-wide risks, to evaluate operational plans that are designed to control and mitigate risks and to monitor and review the functioning of the risk management process at the Company. The Audit Committee also is responsible for the internal audit function, with that function reporting directly to the Audit Committee, and for overseeing the Company’s independent registered public accounting firm and reviewing reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.

In addition to the Audit Committee, both the Board’s Compensation Committee and Nominating and Governance Committee consider risks within their respective areas of responsibility. The Compensation Committee oversees risks associated with the Company’s compensation plans and programs and the Nominating and Governance Committee oversees risks associated with the Company’s corporate governance policies.

Incentive Compensation Clawback Policy. As a risk management measure, the Nominating and Governance Committee recommended the adoption, and the Board of Directors adopted, an Incentive Compensation Clawback Policy, effective as of July 1, 2011. Among other things, that policy provides that, if any of the Company’s previously published financial statements are restated due to a material noncompliance with any financial reporting requirements under the federal securities laws, the Company will seek to recover the amount by which any incentive compensation paid in the previous three years to any executive officer exceeds the incentive compensation which the Audit Committee determines would have been paid to such executive officer had such compensation been determined on the basis of the restated financial statements.

Related Party Transaction Policy. The Board of Directors has adopted a Related Party Transaction Policy. One of the purposes of that Policy is to provide a formalized process for determining (i) whether the terms of any material transaction involving the Company, on the one hand, and any of its officers or directors, or any of their respective family members or associates, on the other hand, are at least as favorable to the Company as the terms of similar transactions negotiated at arms-length with persons or enterprises that have no affiliations with the Company and, therefore, is unfair to the Company, and (ii) whether or not any such transaction should be approved based on the particular circumstances involved.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658, attention: Board of Directors. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Audit Committee.

Corporate Governance Policies

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to the Company’s stockholders. Over the past ten years, our Board of Directors has adopted the governance policies described below, including a number of policies and practices under which our Board had operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements of the NASDAQ Listing Rules, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd Frank Wall Street Reform and Consumer Protection Act, adopted in July 2010 (“Dodd-Frank”).

In addition, each year the Nominating and Governance Committee reviews and, if it deems appropriate, recommends to the Board that it make changes to those governance policies or principles. Some of the principal subjects covered by those policies include:

●

Director qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

●

Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

●

Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

●

Maintaining adequate funding to retain independent advisors for the Board, as the Board deems to be necessary or appropriate, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

●

Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

●	Annual performance evaluations of the Board, including annual self-assessments of the performance of the Board and each of its standing committees.

●	Regularly scheduled executive sessions, without management, are held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

Code of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct (or, Code of Conduct) for our officers, employees and directors, as well as specific ethical conduct policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Conduct is available at the Investor Relations Section of our website at www.collectorsuniverse.com. We intend to disclose, at this location on our website, any amendments to our Code of Conduct and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer. A paper copy of the Code of Conduct will be sent, without charge, to any stockholder upon request made to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Stock Ownership Guidelines

In 2012, at the recommendation of the Nominating and Governance Committee, the Board of Directors adopted stock ownership guidelines for all non-management directors and the Company’s named executive officers or NEOs. Those guidelines established a share ownership target for each non-management director of a number of shares of Company common stock having an aggregate market value of not less than three times the director’s annual cash retainer. Currently, that retainer is $40,000 and, as a result, pursuant to the stock ownership guidelines, each non-management director is expected to own at least $120,000 of Company shares. As of October 15, 2015, the record date for the Annual Meeting, the number of shares owned by each non-management director (exclusive of non-vested restricted shares) substantially exceeded this stock ownership target, except for Mr. Martin, who joined the Board on December 9, 2013 and, therefore, pursuant to the stock ownership guidelines, has until December 2018 to acquire a number of additional shares that will enable him to meet his share ownership target. As of October 15, 2015, all of the Named Executive Officers owned a number of shares that exceeded their respective stock ownership targets.

The Director Nominating Process

In identifying new candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers. In addition, the Committee will consider any candidates that may be recommended by any of the Company’s stockholders who submit recommendations to the Board in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries of and interviews with the candidates that the Committee members believe are best qualified to serve as directors. The factors that the Committee considers in making its selection of a Board nominee include: whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company to all of the stockholders, rather than just to a particular constituency of stockholders; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendations of Board Candidates. Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual stockholders meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding each recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC for a meeting at which directors are to be elected; and (v) the written consent of the stockholder’s recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. The Nominating and Corporate Governance Committee does not evaluate any candidate for nomination as a director any differently because the candidate was recommended by a stockholder. No such recommendations were received from any stockholders for this year’s Annual Meeting.

Stockholder Nominations. Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders, except that if the date of the annual meeting has been changed by more than 30 calendar days from the date of the prior year’s annual meeting, the proposal must be received by the Company no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or a public announcement of the date of the meeting was made, whichever comes first. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements shall be ineffective and disregarded. No such notice was received from any stockholder with respect to this year’s Annual Meeting, and therefore, the Board’s nominees will be the sole candidates standing for election as directors at the Annual Meeting. Accordingly, the election of directors will be uncontested.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the members of those Committees qualifies as an independent director within the meaning of the NASDAQ Listing Rules; each of the members of the Audit Committee satisfy the enhanced independence requirements for audit committee membership contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and each of the members of the Compensation Committee satisfy the heightened independence requirements for compensation committee membership adopted by NASDAQ.

Information regarding the members of each of those Committees, their responsibilities and the number of meetings held by those Committees during fiscal 2015 is set forth below.

Audit Committee

The members of the Audit Committee in fiscal 2015 were: A. J. Bert Moyer, its Chairman, and Deborah A. Farrington, Joseph R. Martin and Bruce A. Stevens. Our Board of Directors has determined that all four of the members of the Committee meet the heightened independence standards adopted by the SEC and NASDAQ which apply to audit committee membership and also qualify as “audit committee financial experts” (as defined in the SEC’s rules). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company and appointment and oversight of the independent registered public accountants engaged to audit the Company’s financial statements. In accordance with its charter and to ensure independence, the Audit Committee meets separately with our outside auditors, our internal auditor and members of management. The Audit Committee held nine meetings during fiscal 2015.

Compensation Committee

The members of the Compensation Committee in fiscal 2015 were: Deborah A. Farrington, its Chairperson, and Joseph R. Martin, A. J. Bert Moyer and Van D. Simmons. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee, which include reviewing and approving the salaries and establishing incentive compensation and other benefit plans for our executive officers. That charter has been amended to include the heightened compensation committee membership independence standards adopted by NASDAQ in December 2013. The Compensation Committee held seven meetings during fiscal 2015.

Nominating and Governance Committee

The members of the Nominating and Governance Committee in fiscal 2015 were: Bruce A. Stevens, its Chairman, and A. Clinton Allen and Van D. Simmons. This Committee has a written charter that specifies its responsibilities, which include: identifying and recommending nominees for election to the Board; determining which of the directors qualify as independent directors under the NASDAQ Listing Rules, making recommendations to the Board regarding the directors to be appointed to each of the Board’s standing committees; reviewing the adequacy of and approving the compensation that is to be paid to non-management directors for their service on the Board and Board Committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing annual self-assessments by the Company’s directors of the performance of the Board and each of its standing committees. The Nominating and Governance Committee held a total of six meetings during fiscal 2015.

Committee Charters

Interested stockholders are able to review and print copies of Board Committee charters posted at the Investor Relations Section of our website at www.collectorsuniverse.com. In addition, paper copies of those Charters will be made available, without charge, to any stockholder upon written request to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of Sarbanes-Oxley each quarter since the certification rules were adopted. You can access our SEC filings, other corporate governance materials and news releases, by visiting the Investor Relations section of our website at www.collectorsuniverse.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied and timely made with respect to their transactions involving shares of our common stock or options or other rights to acquire shares of our common stock effectuated during fiscal 2015, except with respect to (i) cancellations, in satisfaction of tax withholding requirements, of 308 shares of common stock each, as of January 31, 2015, February 28, 2015 and March 31, 2015, respectively, owned by Robert Deuster for which a report on Form 4 was inadvertently not filed until April 7, 2015, and (ii) the cancellation, also in satisfaction of tax withholding requirements, on March 31, 2015 of 502 shares of common stock owned by Joseph Wallace for which the report on Form 4 was inadvertently not filed until April 7, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have three executive officers: Robert G. Deuster, our Chief Executive Officer, David G. Hall, our President and Chief Operating Officer, and Joseph J. Wallace, our Chief Financial Officer (who, for ease of reference, will sometimes be referred to as our “named executive officers” or “NEOs”). The Compensation Committee of our Board of Directors, or the Committee, establishes our executive compensation policies and objectives and determines both the types and the amounts of compensation that we pay to our named executive officers. In this section we discuss those policies and objectives and discuss and analyze the compensation of our named executive officers in fiscal 2015, including in relation to those policies and objectives.

This section is divided into the following four subsections:

●	Executive Summary

●	Compensation Philosophy and Objectives

●	Elements of 2015 Executive Compensation

●	Other Compensation Considerations

Executive Summary

Fiscal 2015 in Review

Fiscal 2015 was another solid year of performance for us, despite difficult conditions in the precious metals market at the end of that year.

●	We continued to maintain a leading market share position in our key U.S. markets.

●	We generated record services revenues of $61.6 million for fiscal 2015, which compares to the previous record of $60.5 million achieved just one year earlier in fiscal 2014.

●

We continued to grow our international operations both in Europe and Asia, including the commencement of coin grading services in mainland China. As a result, in fiscal 2015 international service revenue grew to 10% of PCGS’ total service revenue and 7% of the Company’s total service revenue.

●

Operating income, before non-cash stock-based compensation expense (which we refer to in this proxy statement either as “Adjusted Operating Income” or “AOI”), was substantially unchanged, from fiscal 2014, notwithstanding a decline in service revenues in the fourth quarter of the year due to a softening in the precious metals market and a decrease in the volume of modern coin grading submissions, which is largely dependent on sales of new coin issues by the U.S. Mint that can vary widely from year to year.

●	We achieved a return on invested capital of 66%.

●	We increased the quarterly cash dividend we pay to our stockholders to $0.35 per share, from $0.325 per share, and paid $11.4 million in cash dividends to our stockholders in fiscal 2015.

●	At the same time, our financial position remained strong, as we ended the year with $17.3 million in cash.

●	Fiscal 2015 also was a year in which we inaugurated new service initiatives and developed and introduced new security and other enhancements for graded coins and cards, including:

o

the development and introduction of new coin and card holders which incorporate new security and holder integrity features that we designed to help thwart counterfeiting attempts and to enhance the display of the coins and cards we authenticate and grade;

o	the development of new “digital” coin and card albums for our Set Registry members, which provide enhanced and more vibrant online views of their PCGS or PSA graded collections; and

o

the launch of our “Collectors.com” website, at www.collectors.com, which enables collectors to conduct online global searches for sought-after, and sometimes hard-to-find, collectibles that are listed on the websites of third-party sellers, with the goals of enhancing the collecting experience and facilitating collectibles commerce in order to drive demand for our authentication and grading services.

The following table compares our annualized three, five, seven and 10 year total shareholder returns (or “TSRs”), with those of (i) the companies in the S&P 500 Index, and (ii) a group of 14 publicly traded companies that are similar to us based upon annual revenues and market capitalizations (the “Comparison Group”). For more information regarding the companies comprising the Comparison Group and the financial criteria used to select those companies, see “----Compensation Philosophy and Objectives - Comparison of Company CEO Compensation to Comparison Group CEO Compensation” below.

*

Total Shareholder Return, or TSR, measures the change in stock price, plus the reinvestment of dividends, over a specified time period or time periods. For purposes of this table, TSR has been annualized to show the annual growth rate of the Company’s stock price over the periods presented.

As the above table indicates, our annualized TSRs for each of the periods presented surpassed the annualized TSRs of the Comparison Group companies and equaled or exceeded the annual TSRs of the companies comprising the S&P 500 Index.

We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs and our Stockholders

Our executive compensation programs are designed to pay for performance and directly align the financial interests of our CEO and CFO with those of our stockholders. The financial interests of David Hall, our President and Chief Operating Officer are, we believe, already aligned with those of our stockholders, because Mr. Hall is our second largest stockholder, owning more than 670,000 of our outstanding shares.

As indicated below, the compensation in fiscal 2015 of our CEO and CFO were directly affected by our financial performance in fiscal 2015:

Elements of FY 2015 Compensation	Performance Criteria	2015 Pay for Performance Results

Base Salary	Established annually based on scope of responsibilities, past performance and competitive pay data

NEO base salaries for fiscal 2015 were unchanged from fiscal 2014 base salaries, as the Committee sought to focus our NEOs on achieving of the performance goals established under our 2015 Cash Incentive Plan and the LTIP.

Cash Incentive Plan Awards	Incentives based on Company achievement of fiscal 2015 operating income goals and NEO achievement of individualized performance goals (or “MBOs”).

The Company achieved the target financial performance goal for fiscal 2015; and the CEO and CFO were determined to have each achieved their respective MBOs. As a result, each of them earned their respective target awards, each of which was approximately 67% of the respective maximum potential cash awards they could have earned under the 2015 Cash Incentive Plan.

Long-Term Equity Incentive Awards, consisting of restricted shares (“LTIP Shares”)

Awards granted in FY 2013 and 2014 are earned only if the Company achieves sustained increases in fiscal year operating income, as adjusted to exclude non-cash, stock-based compensation expense (“Adjusted Operating Income” or “AOI”), during the six year period ending June 30, 2018.

In fiscal 2015, no LTIP Shares were earned because the required increase in AOI, over and above the fiscal 2014’s AOI, was not achieved.

Comparison of the Company’s CEO Compensation to the Company’s Indexed TSR

The following table shows the relationship of our CEO’s realized/realizable total direct compensation compared to our cumulative stockholder return indexed over the last five fiscal years ended June 30, 2015. As illustrated, the compensation of our CEO has generally tracked total shareholder return over this period.

*    For purposes of this table, “Indexed TSR” is defined as the change in stock price from a base value (100) plus the reinvestment of dividends for each year during the period of the five fiscal years ended June 30, 2015.

The above table sets forth the salary and actual bonus paid to our CEO in each of the fiscal years presented, and (i) in the case of fiscal 2011 and 2012, the grant date fair values of restricted shares granted to our CEO in those fiscal years; (ii) in the case of fiscal 2013, the grant date fair value of a service-based equity incentive award granted to our CEO, comprised of 40,000 restricted shares; and (iii) in the case of fiscal 2014, the aggregate grant date fair value of 25% of the performance-contingent restricted shares granted to our CEO under the LTIP (“LTIP Shares”) in fiscal 2013 and fiscal 2014, which were earned in fiscal 2014. No additional performance-contingent restricted shares were earned under the LTIP and no new equity incentives were granted to our CEO in fiscal 2015.

At Risk and Guaranteed Compensation

The following charts set forth the respective fiscal 2015 at-risk and guaranteed compensation of our CEO and CFO in fiscal 2015, in each case expressed as a percentage of their respective total potential fiscal 2015 compensation.

For purposes of these charts:

●	Guaranteed compensation is comprised solely of the salaries paid respectively to our CEO and CFO.

●	Mr. Deuster’s potential at-risk compensation for fiscal 2015 was comprised of the following:

o	$175,000, which was the potential target cash incentive award that Mr. Deuster could have earned under our 2015 Cash Incentive Plan, which was equal to 50% of his base salary for fiscal 2015;

o

$209,279, which was the annualized target grant date fair value of the LTIP performance-contingent restricted stock awards granted to Mr. Deuster in fiscal 2013 and fiscal 2014, representing 50% of the total number of LTIP shares he could have earned if the Company had achieved the Maximum Financial Performance Goal under LTIP; and

o	$135,573, which was the annualized grant date fair value of 40,000 time-vested restricted shares granted to Mr. Deuster in fiscal 2013.

●	Mr. Wallace’s potential at-risk compensation for fiscal 2015 was comprised of:

o	$104,000, which was the potential target cash incentive award that Mr. Wallace could have earned under our 2015 Cash Incentive Plan, which was equal to 40% of his base salary for fiscal 2015;

o

$78,480, which was the annualized target grant date fair value of the total number of LTIP performance-contingent restricted shares granted to Mr. Wallace in fiscal 2013 and fiscal 2014, representing 50% of the total number of those LTIP shares he could have earned if the Company had achieved the Maximum Financial Performance Goal under LTIP; and

o	$47,900, which was the annualized grant date fair value of 12,500 time-vested restricted shares granted to Mr. Wallace in fiscal 2013.

See “—–Elements of 2015 Executive Compensation — Cash Incentive Plan” below for additional information regarding the 2015 Cash Incentive Plan and the performance goals established thereunder; and “—–Elements of 2015 Executive Compensation — Equity Based Incentive Compensation” below for additional information regarding the LTIP.

The compensation program for David G. Hall, the Company’s President and Chief Operating Officer, differs from the programs adopted for our Chief Executive and Chief Financial Officer. In 2015, 2014 and 2013, Mr. Hall chose not to participate in the incentive compensation programs adopted for our other named executive officers, because Mr. Hall believes that, as one of the Company’s largest stockholders, his interests are already closely aligned with those of our stockholders and, therefore, he is already incentivized to focus his efforts on the achievement of improvements in the Company financial results that will lead to increases in stockholder value. As a result, Mr. Hall’s compensation in 2015 was $500,000, which is substantially less than Mr. Hall could have earned had he chosen to participate in the fiscal 2015 Cash Incentive Plan adopted for our other NEOs.

Other Compensation Policies and Practices that Benefit our Stockholders

●

Independent Compensation Committee. Our Compensation Committee consists entirely of independent directors who retain an independent outside compensation consultant to assist them in designing and in evaluating the effectiveness of the Committee’s executive compensation policies and programs.

●	Compensation Risk Assessments. Our Compensation Committee performs an annual review of risks related to our compensation practices.

●

No Hedging or Pledging of Shares. Our insider trading policy prohibits our named executive officers and other key executives from hedging their economic interests in the Company securities that they own and from engaging in short sales or speculative transactions with respect to our stock. In addition, this policy prohibits our named executive officers from holding Company securities in margin accounts and, subject to certain hardship exceptions, from using our stock as collateral for a loan.

●

Stock Ownership Guidelines. To further align the financial interests of our NEOs with those of our stockholders, our Board of Directors has adopted stock ownership guidelines which establish the following stock ownership targets for our named executive officers:

o	CEO. Ownership of a number of shares of our common stock that have an aggregate market value of not less than three times his annual base salary; and

o	Other NEOs. Ownership of a number of shares of our common stock that have an aggregate market value of at least two times their respective annual base salaries.

These guidelines also call for any NEO who has not yet met the applicable stock ownership target to retain at least 50% of his or her net vested restricted shares until the NEO meets that stock ownership target.

●

Incentive Compensation Clawback Policy. Our Board of Directors has adopted an Incentive Compensation Clawback Policy. Under that Policy, if any of our NEOs receive incentive compensation as a result of the Company’s achievement of financial results measured on the basis of our financial statements which become the subject of an accounting restatement, the Company will be entitled to recoup from those NEOs the amount by which any incentive compensation exceeds the incentive compensation they would have received had such compensation been determined on the basis of the restated financial statements.

●	No Repricing. Our equity incentive plans explicitly prohibit repricing of equity awards.

●

No Gross Ups; Double Triggers Change of Control Compensation Provisions. Our change of control and severance compensation agreements do not contain excise tax gross-up provisions and change of control agreements provide that change of control compensation will be paid only if there is a termination of the NEO’s employment without cause or a constructive termination of his employment upon or within 12 months following a change of control of the Company.

●	No Dividends on Unvested Equity Awards. Our equity incentive agreements do not provide for the payment of dividends on unvested awards.

●	Policy with respect to Perquisites and Other Benefits. We do not generally provide benefits or perquisites to our NEOs that are not provided to all of our full-time employees.

Compensation Philosophy and Objectives

The Compensation Committee endeavors to ensure that the compensation of our named executive officers and other key management personnel is competitive and consistent with market conditions in order to enable us to attract and retain key executives critical to the Company's long-term success and the achievement of sustained increases in stock value. Therefore, when reviewing and approving both the types and amounts of compensation to be paid to our named executive officers the Committee seeks to achieve the following objectives:

●

Ensure that each NEO’s cash compensation is competitive in relation to the compensation paid by comparable companies and other companies which, although not comparable to us, may seek to recruit our NEOs based on their skills, experience and records of success.

●

Design compensation programs that incentivize our NEOs and other key management personnel to remain in the Company’s employ for the long term and enable us to attract additional key executives with the requisite experience and record of success required for the future growth of the Company.

●

Align the financial interests of our NEOs with the longer-term financial interests of our stockholders by making a majority of their total compensation dependent on the Company’s short-term and longer term financial performance and the creation of long-term stockholder value.

●

Provide a significant proportion of potential total compensation through cash and equity incentives, the payment of which depends on the achievement of pre-established annual and multi-year Company financial and other performance goals.

●

Establish short-term incentive compensation programs, as well as longer term programs, that recognize and reward the contributions made by our NEOs to achievement by us of ongoing improvements in our financial performance.

●	Establish an appropriate balance between long-term and short-term incentive compensation plans to mitigate compensation-related risk.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee, which is comprised solely of outside directors who meet NASDAQ’s director independence requirements, approves the amounts, nature and components of the compensation of our named executive officers. The CEO and CFO sometimes provide compensation and related data to the Committee, at its request, to facilitate its compensation decisions. In addition, the Committee considers the CEO's recommendations when making its salary and cash and equity incentive compensation decisions with respect to other NEOs and key management employees. However, the CEO is not permitted to be present during deliberations and voting regarding his own compensation.

Compensation Consultants and Market Comparisons

Due to the relatively unique nature of our business, which consists primarily of the authentication and quality grading of rare coins and other high value collectibles, there are no public company industry peers against which we can directly compare the compensation of our NEOs or our executive compensation programs and policies. Moreover, our financial performance depends to a great extent on collectibles experts and on persons who have extensive experience in and have keen understandings of the collectibles markets, the number of which is relatively limited. For these reasons, and also to limit the administrative costs of our executive compensation programs, the Committee has only occasionally engaged outside independent compensation consultants to conduct any benchmarking studies or to provide the Committee with customized comparisons of the compensation of our NEOs to the compensation paid by other companies to their NEOs. In determining the target levels of compensation to be paid to our named executive officers for fiscal 2015, the Committee relied primarily on publicly available executive compensation surveys and studies of trends in public company executive compensation, supplemented by surveys that the Compensation Committee obtained from its outside compensation consultant, Pearl Meyer. Those surveys were not customized for us and did not benchmark the compensation of our named executive officers to the compensation paid by other selected companies to their named executive officers. Instead, they included data relating to executive compensation generally being paid to executives by public companies, including companies with revenues and market capitalizations generally comparable to the Company’s revenues and market capitalizations, compiled by the compensation consultants in the ordinary course of their businesses.

In fiscal 2015, Pearl Meyer assisted the Committee in establishing the incentive compensation opportunities for our CEO and CFO under the 2015 Cash Incentive Plan. The Committee established threshold, target and maximum incentive compensation opportunities for the CEO and CFO under the 2015 Cash Incentive Plan based on (i) the information in the Pearl Meyer report, and (ii) the historical performance and the scope of the respective responsibilities of the Company’s CEO and CFO. For additional information regarding the incentive compensation opportunities established for our NEOs under 2015 Cash Incentive Plan see “—Elements of 2015 Executive Compensation—Cash Incentive Plans” below.

Comparison of Company CEO Compensation to Comparison Group CEO Compensation

In August 2015, Pearl Meyer prepared a report for the Committee, based on publicly available information, with respect to prevailing cash incentive opportunities afforded to the chief executive officers of a total of 14 publicly traded companies with median annual revenue of $55 million and median market capitalizations of $185 million (the “Comparison Group”). The Company’s fiscal 2015 annual revenue placed it at the 64th percentile, and the Company’s market capitalization at June 30, 2015 placed it at approximately the 50th percentile, of those 14 companies.

Comparison Group Company Names and Trading Symbols

Cass Information Systems Inc. (“CASS”)	Planet Payment Inc. (“PLPM”)
Cherokee Inc. (“CHKE”)	PRGX Global Inc. (“PRGX”)
Daily Journal Corp. (“DJCO”)	Reis Inc. (“REIS”)
Forward Industries Inc. (“FORD”)	Sequential Brands Group Inc. (“SQBG”)
Innodata Inc. (“INOD”)	Techtarget Inc. (“TTGT”)
Jetpay Corp. (“JYPY”)	Value Line Inc. (“VALU”)
Lakeland Industries Inc. (“LAKE”)	Xo Group Inc. (“XOXO”)

Because there are no other publicly traded collectibles authentication or grading companies, these 14 companies, which are in the luxury goods, apparel and accessories, data processing, outsourced services, and internet software or publishing industries, were selected on the basis of the following criteria:

Financial Metrics
Criteria	Comparison Group Companies(1)	Collectors Universe(1)

Annual revenues	$30 million to $160 million	$63 million
Market capitalization	$90 million to $440 million	$177 million(2)
Market capitalization-to-revenue	Greater than 1x	2.82x
EBITDA(3) margin	Greater than 5%	23%

(1)

With one exception, fiscal year 2014 metrics were used, because many of the peer group companies have different fiscal years and, as a result, fiscal year 2015 financial data were not available for all of those companies at the time the peer group companies were selected.

(2)	At June 30, 2015.

(3)	EBITDA means earnings before interest, taxes, depreciation and amortization.

As the following table illustrates, our CEO’s target fiscal 2015 compensation (assuming annualization of the LTIP performance-contingent stock awards granted in fiscal 2013 and fiscal 2014 at target, as previously described) was 21% below the median compensation paid to CEOs of the 14 companies comprising the Comparison Group

For purposes of this table, “Total Direct Compensation” is comprised of base salary, annual incentives and long-term incentives.

Elements of 2015 NEO Compensation

Set forth below is a discussion of the principal elements or components of the compensation we paid to our NEOs in fiscal 2015.

Annual Salaries

We pay cash compensation, in the form of base salaries, in amounts which the Committee believes will provide a guaranteed amount of compensation sufficient to enable us to retain existing and attract new executive officers who have the requisite experience and performance records that we believe are needed to drive the growth of our business and achieve increases in stockholder value. At the same time, the Committee balances the levels of guaranteed cash compensation with at-risk incentive compensation to create financial incentives for achieving Company financial performance and individualized performance goals and, at the same time, to properly manage the Company’s compensation-related risks.

In establishing the annual salaries of our NEOs, the Committee considers a number of factors, including (i) each NEO’s business experience, level of responsibility and past performance, and (ii) publicly available executive compensation surveys and studies, sometimes supplemented by proprietary executive compensation data obtained from outside compensation consulting firms. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance and changes in responsibility or in comparable market salaries.

As the table below indicates, none of our NEOs received salary increases in 2015 from the salaries paid to them in fiscal 2014:

Named Executive Officer	2015 Base Salary		Change from 2014

Robert G. Deuster	$350,000		0.0%
David G. Hall	$500,000	(1)	0.0%
Joseph J. Wallace	$260,000		0.0%

(1)

In fiscal 2015 Mr. Hall received a base annual salary of $500,000 for the entirety of 2015. In fiscal 2014 Mr. Hall  received that same base annual salary for the last nine months of that year, following a $50,000, or 11%, increase in his base annual salary to $500,000 from $450,000 effective as of October 1, 2013, which was the first increase in Mr. Hall’s base annual salary in more than three years.

Cash Incentive Plans

In General. During each of the past three fiscal years, the Committee adopted annual cash-based incentive plans for one or more of the Company’s NEOs, providing them the opportunity to earn cash awards if and to the extent (i) the Company achieved one or more annual financial goals, and (ii) the NEO achieved individualized quantitative or qualitative performance objectives (or “MBOs”) specifically developed for him by the Compensation Committee. The MBOs for each participating NEO related to areas of the Company’s business over which the NEO has authority or are goals or consisted of objectives the achievement of which was dependent in large part on the NEO’s performance.

Fiscal 2015 Cash Incentive Plan.

In 2015, the Committee established a cash incentive plan for Messrs. Deuster and Wallace (the “2015 Cash Incentive Plan”). Pursuant to that Plan, Mr. Deuster was afforded the opportunity to earn a cash award of up to $262,500, which was equal to 75% of his annual salary for fiscal 2015, and Mr. Wallace was afforded the opportunity to earn a cash incentive award of up to $156,000, which was equal to 60% of his annual salary for fiscal 2015. The primary purposes of this Cash Incentive Plan were to incentivize each of Messrs. Deuster and Wallace (i) to focus their efforts and to take actions that would enable the Company to achieve an increase in the Company’s operating income, as adjusted to exclude stock based compensation expense (“Adjusted Operating Income” or “AOI”), in fiscal 2015, and (ii) to achieve in fiscal 2015 individualized performance goals (“MBOs”) established by the Compensation Committee for each of them.

In furtherance of those purposes, the Committee established (i) Threshold, Target and Maximum AOI performance goals under the 2015 Cash Incentive Plan, and (ii) individualized Threshold and Maximum MBOs for each of Messrs. Deuster and Wallace. Of Mr. Deuster’s potential Cash Incentive Award, 80% was conditioned on the Company’s achievement of at least one of those AOI performance goals and the other 20% on the achievement by him of his MBOs. Of Mr. Wallace’s potential Cash Incentive Award, 85% was conditioned on the Company’s achievement of at least one of those AOI performance goals and the other 15% on the achievement by him of his MBOs. At the same time, however, the Committee retained the discretion under the 2015 Cash Incentive Plan to reduce (but not increase) the cash incentive awards that would be earned by Messrs. Deuster and Wallace under that Plan.

The following tables set forth the threshold, target and maximum cash incentive awards that each of Messrs. Deuster and Wallace had the opportunity to earn under the 2015 Cash Incentive Plan:

	Robert G. Deuster, CEO
	Threshold Awards		Target Awards		Maximum Awards
	Awards	Percent of Base Salary	Awards	Percent of Base Salary	Awards	Percent of Base Salary

Financial Performance Award	$70,000	20%	$140,000	40%	$227,500	65%
MBO Performance Award	17,500	5%	35,000	10%	35,000	10%
Total	$87,500	25%	$175,000	50%	$262,500	75%

	Joseph Wallace, CFO
	Threshold Awards		Target Awards		Maximum Awards
	Awards	Percent of Base Salary	Awards	Percent of Base Salary	Awards	Percent of Base Salary

Financial Performance Award	$44,200	17%	$88,400	34%	$140,400	54%
MBO Performance Award	7,800	3%	15,600	6%	15,600	6%
Total	$52,000	20%	$104,000	40%	$156,000	60%

The Threshold, Target and Maximum Financial Performance Awards were conditioned on the Company achieving Threshold. Target and Maximum Adjusted Operating Income Goals of $10.5 million, $14.0 million, and $16.8 million, respectively, in fiscal 2015. The Company generated Adjusted Operating Income in fiscal 2015 of approximately $14.3 million. As a result, Messrs. Deuster and Wallace earned the Target Financial Performance Awards of $140,000 and $88,400, respectively, under the 2015 Cash Incentive Plan.

The receipt by Mr. Deuster of the other $35,000, or 20%, of his maximum potential cash incentive award was conditioned on his achievement of individualized qualitative objectives (or “MBOs”) which, if achieved, were expected to result in improvements in certain operating processes within the Company which the Committee believed would enhance the ability of the Company to achieve longer-term growth. Those MBOs related to, among other things, the growth of the Company’s business in China and enhancement of the Company’s online businesses. The Compensation Committee determined that those objectives were achieved by Mr. Deuster, as a result of which Mr. Deuster earned the Target MBO Award in the amount of $35,000 under the 2015 Cash Incentive Plan.

The receipt by Mr. Wallace of the other 15,600, or 15%, of his maximum potential cash incentive award under the 2015 Cash Incentive Plan was conditioned on his achievement of individualized MBOs established by the Committee for fiscal 2015. Those MBOs related to, among other things, the implementation of programs designed to achieve greater administrative efficiencies and to reduce administrative costs. The Committee determined that those MBOs were achieved by Mr. Wallace, as a result of which Mr. Wallace earned the Target MBO Award in the amount of $15,600 under the 2015 Cash Incentive Plan.

Equity Based Incentive Compensation

Background. From fiscal 2010 to fiscal 2012, the Compensation Committee adopted annual equity incentive programs pursuant to which unvested restricted shares were granted to its Chief Executive Officer and Chief Financial Officer, as well as certain of its other key management employees. The vesting of those restricted shares was made contingent on (i) the achievement by the Company of one or more annual financial performance goals during the fiscal year in which those restricted shares were granted, or (ii) the continued service of the NEO with the Company for specified periods of time, or (iii) a combination of both.

Long-Term Performance-Based Equity Incentive Program

In fiscal 2013, instead of an annual equity incentive plan, the Compensation Committee adopted a Long-Term Performance-Based Equity Incentive Program (the “LTIP”) for the Company’s Chief Executive Officer, Mr. Deuster, and Chief Financial Officer, Mr. Wallace, and for certain other key management employees. At the time of the adoption of the LTIP, the Compensation Committee (i) established a threshold Adjusted Operating Income (or “AOI”) goal in an amount that was substantially in excess of the Company’s AOI for the 12 months preceding the adoption of the LTIP, which was $9,250,000 (the “Base AOI”), and four increasingly higher AOI goals, for achievement over a performance period of six years ending on June 30, 2018 (the “Performance Period”), and (ii) granted to Messrs. Deuster and Wallace 108,883 and 40,831 restricted shares, respectively, under the LTIP. In fiscal 2014, the Committee granted Mr. Deuster and Mr. Wallace 91,117 and 34,169 additional restricted shares, respectively, under the LTIP. On the other hand, in fiscal 2015 no grants of restricted shares were made under the LTIP, or otherwise, either to Mr. Deuster or to Mr. Wallace. As a result, the numbers of restricted shares that have been granted to Messrs. Deuster and Wallace under the LTIP total 200,000, and 75,000 shares, respectively.

The number of LTIP Shares that would be earned under the LTIP was conditioned on (i) the extent to which, if any, that those annual fiscal year AOI goals were achieved or exceeded by the Company during that six-year Performance Period, and (ii) the continued service of Messrs. Deuster and Wallace with the Company. The following table sets forth the percentage increases over the Base AOI of $9,250,000 required to be achieved by the Company in order for Messrs. Deuster and Wallace to earn shares under the LTIP and the corresponding percentages of their respective LTIP Shares that potentially could be earned if those increases were achieved.

	Collectors Universe, Inc.		Comparison Companies
Performance Goals Achieved	Increase over Base AOI	Percent of LTIP Shares Earned	Probability of Achieving AOI Goals

Achievement of Threshold Financial Performance Goal	29.7%	10%	< 25%
Additional LTIP Shares on achievement of:
Intermediate Financial Performance Goal #1	51.4%	15%	< 20%
Intermediate Financial Performance Goal # 2	62.2%	20%	< 20%
Intermediate Financial Performance Goal #3	73.0%	25%	< 20%
Maximum Financial Performance Goal	83.8%	30%	< 20%
Total LTIP Shares earned if Maximum Performance Goal is achieved		100%	< 15%

To provide a measure of the difficulty of achieving the LTIP AOI goals, the above table also sets forth the probabilities of achievement of adjusted operating income goals comparable to the AOI goals under the LTIP by the companies comprising the Comparison Group, determined on the basis of their historical operating results for the 10 years ended June 30, 2015. As the table indicates, the probabilities that the Comparison Group of companies would have achieved adjusted operating income goals comparable to the LTIP Threshold Performance Goal, Intermediate Performance Goals and the Maximum Performance Goal were less than 25%, less than 20% and less than 15%, respectively.

The Committee believes that grants of restricted shares under the LTIP (the “LTIP Shares”) meet the following executive compensation objectives:

●

Pay-for-Performance. The LTIP awards support the Committee’s pay-for-performance philosophy, because the awards will be earned only if and to the extent that the Company achieves one or more annual financial performance goals that are designed to lead to increases in the Company’s operating income, cash flows and the return on invested capital. The Committee believes that the increases in financial performance required to be achieved by the Company for Messrs. Deuster and Wallace to earn a substantial percentage or all of their LTIP Shares were significant, particularly when considered in relation to the financial performance of the companies comprising the Comparison Group. As the above table indicates, the probability that those companies would be able to achieve operating income goals comparable to the adjusted operating income goals required to be achieved by the Company under the LTIP was less than 25%.

●

Alignment of the Financial Interests of our NEOs with those of our Stockholders. These equity incentive grants were designed to more closely align the financial interests of our CEO and CFO with those of our stockholders, by rewarding our NEOs for their contributions to operating results of the Company that the Committee believes will, if achieved, lead to sustained increases in the trading prices of our shares over a multi-year period.

●

Increased Focus on Achievement of Longer-Term Operating Results. These performance-contingent restricted shares provide financial incentives for the Company’s CEO and CFO and other key management employees to focus their efforts on achieving longer-term improvements in the Company’s financial performance over the six year Performance Period.

●

Retention. The establishment of financial performance goals under the LTIP cannot be fully achieved without sustained performance over a multi-year period, thereby creating financial incentives for the Company’s CEO and CFO to remain in the continuous service of the Company over the Performance Period. Additionally, the LTIP provides that 50% of any restricted shares earned by an NEO as a result of the achievement of any of the AOI goals will be subject to forfeiture in the event that the NEO ceases to remain in the employ of the Company prior to the end of the succeeding fiscal year.

To assure that the LTIP meets the Committee’s compensation objectives, the Shares are subject to restrictions that prohibit each NEO from selling, pledging or otherwise transferring any of the Shares while they remain unvested (except for transfers on death or divorce), and are subject to partial forfeiture in the event that one or more financial performance goals are not achieved, or the NEO’s service with the Company ceases prior to the full vesting of those shares.

Numbers of Shares that can be Earned under the LTIP. The following table sets forth the numbers of performance-based restricted shares that can be earned under the LTIP based on the annual financial goals that are achieved during the six-year Performance Period (and assuming the continued service of the CEO and CFO with the Company during that period):

	Percent of LTIP Shares that	Numbers of LTIP Shares that will be Earned
	will be Earned	CEO	CFO
If, in any fiscal year during the term of the LTIP, the Company achieves:

The Threshold Financial Performance Goal	10%	20,000	7,500
Intermediate Financial Performance Goal #1	15%	30,000	11,250
Intermediate Financial Performance Goal #2	20%	40,000	15,000
Intermediate Financial Performance Goal #3	25%	50,000	18,750
The Maximum Financial Performance Goal	30%	60,000	22,500
Total	100%	200,000	75,000

However, once an AOI performance goal is achieved, no additional LTIP Shares will be earned unless a higher AOI performance goal is achieved in any of the remaining years of the Program.

Upon a determination that any of these AOI performance goals has been achieved, 50% of the NEO’s LTIP Shares that correspond to that performance goal will vest immediately; however, the remaining 50% will not fully vest (that is, cease to be subject to the risk of forfeiture) on June 30 of the following fiscal year, provided that the NEO is still in the service of the Company on that date.

In fiscal 2013, none of the AOI goals were achieved. In 2014, however, the Company achieved the Threshold Performance Goal and Intermediate Performance Goal #1. As a result, 50,000 of Mr. Deuster’s LTIP Shares and 18,750 of Mr. Wallace’s LTIP Shares were earned, of which 25,000 Shares and 9,375 Shares, respectively (the “Contingently-Vested Shares”), remained subject to forfeiture in the event of a cessation of service with the Company on or prior to June 30, 2015. Those Contingently-Vested Shares became fully-vested on June 30, 2015, because Messrs. Deuster and Wallace continued to be in the Company’s employ on that date.

In fiscal 2015, no additional LTIP Shares were earned because the Company did not achieve at least the next higher performance goal, which is Intermediate Performance Goal #2.

Failure to Achieve 100% of the Financial Performance Goals. The LTIP provides that if the Company fails to achieve 100% of the LTIP performance goals by June 30, 2018, all of the LTIP Shares that are unearned as of that date will be forfeited. For example, if by June 30, 2018 the Company does not achieve any of the performance goals beyond Intermediate Performance Goal #1, all of the remaining unearned LTIP Shares (which in this example would represent 75% of the total number of LTIP Shares) granted, respectively, to Messrs. Deuster and Wallace would be forfeited.

Continuing Impact of the LTIP on Future Financial Performance. Because Messrs. Deuster and Wallace still have the opportunity to earn up to another 75% of the performance-contingent LTIP Shares, we expect that the LTIP will continue to be effective in achieving the executive compensation objectives of the Compensation Committee by providing meaningful financial incentives for Messrs. Deuster and Wallace to focus their efforts on achieving the remaining AOI performance goals under the LTIP and to remain in the Company’s service for so long as it remains likely that the Company will succeed in achieving those goals. As a result, the Committee decided not to grant any new service or performance-contingent equity incentive awards to any of our NEOs during fiscal 2015.

Effect of Change of Control on the Vesting of LTIP Shares. The LTIP Shares were granted under the stockholder-approved equity incentive plans. Those plans provide that, in the event of a change of control of the Company (as defined in those plans), the Committee would have the discretion to accelerate the vesting of the non-vested LTIP Shares in the event that the surviving corporation in the change of control transaction is not the Company and the surviving corporation does not assume the LTIP Plan or grant new equity incentives of equivalent value to the holders of the then unvested LTIP Shares in exchange for the then unvested LTIP Shares on terms approved by the Compensation Committee.

Dividend Policy Applicable to Unvested LTIP Shares. It is the policy of the Board of Directors that no dividends allocable to any unvested LTIP Shares will be paid. Instead, any dividends allocable to any LTIP Shares will begin to accrue, if, when and to the extent that any of those Shares become Conditionally Vested Shares as a result of the Company’s achievement of one or more of the AOI performance goals. Any such accrued dividends will be paid on those Conditionally Vested Shares only if and to the extent they become fully vested and, therefore, any accrued dividends will be forfeited if, when and to the extent any such Conditionally Vested Shares are forfeited due to a cessation of the holder’s continuous service with the Company prior to the full vesting of those Shares.

Reasons for Using Adjusted Operating Income for Measuring our Financial Performance

The Compensation Committee has chosen to base cash and equity incentive compensation primarily on the Company’s operating income before non-cash equity compensation expense, or Adjusted Operating Income, because the Committee believes that Adjusted Operating Income:

●

measures the overall efficiency of the Company’s operations and incentivizes management to focus on strategic and business initiatives that increase revenues without concomitant increases in costs and expenses and, therefore, will enable the Company to achieve increases in operating income margins and earnings;

●

requires management to focus on performance that, in the case of the Company, is the principal determinant of its earnings and internally generated cash flows and, therefore, more closely aligns the financial interests of our NEOs with the financial interests of our stockholders, particularly in light of the Company’s policy of paying quarterly cash dividends of $0.35 per share to its stockholders; and

●

provides relatively consistent year-over-year measures of the financial performance, which could otherwise be distorted by year-over-year changes in non-cash stock-based compensation expense, the recognition and timing of which is determined by specialized accounting rules, and the variability of income tax rates which is becoming more pronounced due to the expansion of our business into foreign markets.

CEO Employment Agreement

Effective October 15, 2012, the Company and Mr. Deuster entered into an employment agreement pursuant to which he is employed as the Company’s CEO. The initial term of that agreement was one year ending on October 15, 2013. The term of that Agreement has since been extended for three successive periods of one year each by action of the Compensation Committee, most recently in October 2015. As a result, unless sooner terminated or extended by mutual agreement of the Company and Mr. Deuster, the term of Mr. Deuster’s employment agreement will continue until October 15, 2016. No changes were made to any of the compensation provisions or any other of the terms or provisions of Mr. Deuster’s employment agreement in conjunction with any of those extensions.

In establishing the compensation to be paid to Mr. Deuster under his employment agreement, the Compensation Committee reviewed publicly available executive compensation surveys and studies of trends in public company executive compensation, which included data with respect to the compensation generally being paid to chief executive officers by companies with revenues and market capitalizations similar to the Company’s revenues and market capitalization. In addition, in fiscal 2013 the Compensation Committee obtained advice from Pearl Meyer regarding the reasonableness of the terms of the compensation proposed to be paid to Mr. Deuster under his employment agreement. In providing that advice, Pearl Meyer relied on its compensation expertise and on proprietary compensation data which it compiled in the ordinary course of its business. Pearl Meyer was not asked to and did not benchmark, or provide any customized comparisons of, the compensation proposed to be paid to Mr. Deuster under the employment agreement to the compensation being paid to chief executive officers of any specific publicly traded company or any group or index of publicly traded companies.

Set forth below is a summary of the material terms of Mr. Deuster’s employment agreement.

Annual Salary. Mr. Deuster receives a base salary of $350,000 per year.

Incentive Compensation. Mr. Deuster’s employment agreement provides that he will be eligible to participate in the same incentive compensation programs as are established for other NEOs and other key management employees. Accordingly, Mr. Deuster was designated as a participant in LTIP that was adopted in December 2012 and the fiscal 2014 and fiscal 2015 Cash Incentive Plans. For additional information regarding the 2015 Cash Incentive Plan and the compensation earned by Mr. Deuster thereunder, see “Elements of 2015 Executive Compensation –2015 Cash Incentive Plan” above.

Service-Based Restricted Share Award. Pursuant to the employment agreement, in fiscal 2013 Mr. Deuster was granted 40,000 service-based restricted shares. As of June 30, 2015, all but 9,984 of these shares had become vested and those remaining shares are vesting ratably in monthly installments during fiscal 2016, subject to Mr. Deuster’s continued service with the Company.

Severance Compensation. Mr. Deuster’s employment agreement provides that if his employment is terminated due to his disability or death, or by the Company without cause or by him for Good Reason (as defined in the employment agreement) prior to the end of the term of the agreement, then, his salary will continue to be paid and, except in the case of his death, the Company will pay 100% of Mr. Deuster’s COBRA premiums for continued health insurance coverage, for six months or the then unexpired portion of the term of his employment agreement, whichever is shorter.

Compensation due to a Termination of Employment following a Change of Control of the Company.

If a change of control of the Company occurs while Mr. Deuster is the Company’s CEO and, upon or within the 12 months following that change of control, his employment is terminated either (i) without cause by the Company, or by its successor in the change of control transaction, or (ii) for Good Reason by Mr. Deuster, then, he will be entitled to receive severance compensation comprised of (i) an amount equal to one year’s salary payable to him in a single lump sum payment, and (ii) the payment of his COBRA premiums for continued health insurance coverage for six months.

Mr. Deuster’s employment agreement provides that the Company, or its successor in the change of control transaction, will become obligated to pay severance compensation and benefits to Mr. Deuster only upon a “double trigger” event. This means that no severance compensation will become payable solely because of the occurrence of a change of control of the Company. Instead, change of control severance compensation will be payable only if, on the date of or within 12 months following the change of control transaction, there is a termination of Mr. Deuster’s employment without cause by the Company or its successor or by Mr. Deuster for Good Reason. The change of control severance provisions are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact that a change of control of the Company is likely to have. The change of control severance compensation and benefits also are intended to encourage Mr. Deuster to remain focused on the business and interests of our stockholders when considering strategic alternatives that may be beneficial to our stockholders.

Limitation for Purposes of Section 280G under the Internal Revenue Code. The change of control provisions of Mr. Deuster’s employment agreement provide that if and to the extent the severance compensation and benefits that would become payable to Mr. Deuster upon a termination of his employment would constitute excess “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, therefore, would result in the imposition of excise taxes under the Code, then the amount of such severance compensation and benefits would be reduced to the extent necessary to avoid the imposition of those taxes.

The Company does not have employment agreements with any of its other NEOs.

Effect of a Change of Control on Outstanding Equity Incentives. The Company’s stockholder-approved equity incentive plans under which Mr. Deuster’s equity incentives have been granted provide that, in the event of a change of control of the Company, the Compensation Committee will have the authority to take either of the following actions: (i) accelerate the vesting of the then unvested equity incentives that had been granted to the Company’s officers, employees and directors, or (ii) subject to the agreement of the other party to the change of control transaction, arrange for that other party to assume the Company’s outstanding equity incentives or to exchange new equity incentives of equivalent value for the Company’s then outstanding equity incentives.

Other Compensation Matters

Benefits. The personal benefits provided to our Named Executive Officers are designed to establish a competitive benefits structure necessary to attract and retain key management employees. These personal benefits are the same as those provided to all of our full time employees generally. In fiscal 2015 there were no perquisites or other personal benefits approved by the Committee for any of the named executive officers.

Nonqualified Deferred Compensation Plans. We have not established any nonqualified deferred compensation plans or programs for our NEOs or any other of our employees.

Risk Considerations. Although a substantial portion of compensation provided to our executive officers is performance based, we believe that the following elements and design features of our executive compensation programs encourage our executive officers to remain focused on both the short-and longer-term operational and financial goals of the Company and have been designed to deter excessive or unnecessary risk-taking:

●	Our compensation program consists of guaranteed salary and a substantial portion of at-risk compensation takes the form of equity incentives which vest over multi-year periods.

●

The Compensation Committee annually reviews the balance between fixed and at-risk elements of executive compensation and retains ultimate oversight over, and the ability to use discretion where appropriate with respect to, the compensation of our named executive officers.

●

Our incentive compensation programs establish appropriate financial performance goals that are designed to lead to sustained improvements in the Company’s operating income and cash flows and, therefore, in the long-term success of the Company, rather than on revenues.

●	The Board of Directors has adopted share ownership guidelines for our named executive officers to further align their interests with those of our stockholders.

●

Incentive compensation awards to our named executive officers are now subject to a clawback policy to ensure that determinations with respect to the achievement of financial performance goals are based on generally accepted accounting principles consistently applied in the preparation of our financial statements.

●

Our insider trading policy prohibits our named executive officers and other key executives from hedging their economic interest in their Company shares or pledging those shares for purposes of speculative trading.

Taxation and Deductibility of Executive Compensation

To the extent readily determinable, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits to be included in the executive compensation program.

Section 162(m) of the Code imposes an annual limit of $1.0 million on the amount that a public company may deduct for compensation paid to its chief executive officer or any of the company’s four other most highly compensated executive officers (collectively, “covered officers”). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. As a result, to reduce the likelihood that the annual compensation of any of those executive officers would, for purposes of Section 162(m) of the Code, exceed $1 million, the Committee has granted, as a significant portion of the compensation of our CEO and CFO performance-based equity and cash incentives which are designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Moreover, in the past the total annual compensation paid to our covered officers has always been less than $1.0 million and, consequently, the limitations imposed by Section 162(m) have not been a factor in the determination of the compensation paid to our executive officers. As a result, the Compensation Committee has not found it necessary to adopt a policy requiring all of their compensation to be deductible. If, in the future, it becomes likely that our Chief Executive Officer or any of the other covered officers would earn total compensation, exclusive of performance-based compensation, in excess of $1.0 million, the Committee would consider whether or not to modify the executive compensation practices in a manner that would preserve the full deductibility of performance based compensation. However, there can be no assurance that compensation paid to the Company’s executive officers will prove to be fully deductible by the Company for income tax purposes. Additionally, the Compensation Committee retains the discretion to grant equity incentives or pay compensation to our executive officers to accomplish varying corporate goals or objectives, even if such compensation does not constitute “qualifying performance based compensation” pursuant to Section 162(m) of the Code.

Accounting for Stock-Based Compensation. Beginning on and since July 1, 2005, the Company has been accounting for share-based awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which has since been renamed and superseded by Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). ASC 718 requires, in the case of a performance-contingent award (that is, a stock-based compensation award with respect to which vesting is subject to satisfaction of a performance condition), that stock-based compensation expense be recognized, for financial reporting purposes, if and when the achievement of the performance condition (and, therefore, the vesting of the award) has become probable. If it is subsequently determined that the performance condition was not satisfied, then the stock-based compensation expense previously recognized would be reversed. In determining the fair values, for accounting purposes, of service-based restricted share awards, the Company assumes that 100% of the shares will become vested.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2015, the members of the Compensation Committee were Ms. Farrington, its Chairperson, and Messrs. Martin, Moyer and Simmons. None of them was a Company officer or employee during fiscal 2015 or at any time during the preceding three years and, during fiscal 2014, none of them had any relationship required to be disclosed by the Company in this proxy statement pursuant to Item 404 of SEC Regulation S-K. During fiscal 2015, none of our executive officers (i) served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement, as required by Item 402(b) of SEC Regulation S-K, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Deborah A. Farrington, Chair
Joseph R. Martin
A. J. “Bert” Moyer
Van D. Simmons

The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the amounts and components of the compensation received by each of our Named Executive Officers (“NEOs”) in the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

Name and Principal Position	Year	Salary($)		Non-Equity Bonus Comp.($)(1)		Equity Incentive Plan Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)			All Other Compensation ($)	Total($)

Robert G. Deuster	2015	$350,000			$--	$--			$175,000	(4)	$--	$525,000
Chief Executive Officer	2014	350,000			50,000	355,356			171,500		--	926,856
	2013	249,263	(5)		---	617,392			123,958		--	990,613

David G. Hall	2015	$500,000		$		$--		$			$--	$500,000
President and	2014	487,500			--	--			--		--	487,500
Chief Operating Officer	2013	450,000			--	--			--		--	450,000

Joseph J. Wallace	2015	$260,000			$--	$--			$104,000	(4)	$--	$364,000
Chief Financial Officer	2014	260,000			25,000	133,259			104,000		--	522,259
	2013	260,000			37,500	220,497	(7)		--		--	517,997

(1)

The amounts in this column consist of discretionary cash bonus awards approved by the Compensation Committee based on a determination that those bonus awards were merited as a result of the Company’s overall financial performance in fiscal 2014 and 2013, which exceeded the Company financial performance goals established under the 2014 and 2013 Cash Incentive Plans, and the increase in the trading prices of the Company’s shares during fiscal 2014. No discretionary bonuses were awarded in fiscal 2015.

(2)	No stock options were granted to any of our NEOs in fiscal 2015 or 2014.

(3)

In fiscal year 2013, the Compensation Committee adopted a Long-Term Performance-Based Equity Incentive Program (or the LTIP) and granted performance-contingent restricted share awards under the LTIP in both fiscal 2014 and fiscal 2013 to Messrs. Deuster and Wallace. The vesting of those awards was conditioned on the extent to which, if any, that the Company succeeded in achieving one or more Company financial performance goals that were established by the Compensation Committee at the time the LTIP was adopted. A determination was made in fiscal 2013 that it had become probable that the threshold performance goal would be achieved which, together with service-based stock awards granted in fiscal 2013, accounted for the equity incentive compensation earned by Messrs. Deuster and Wallace in fiscal 2013. The amounts in this column for fiscal 2014 were attributable to the grant of additional LTIP Shares to Messrs. Deuster and Wallace and the achievement of Intermediate Financial Performance Goal #1 under the LTIP. That compensation was computed in accordance with FASB ASC Topic 718 (“ASC 718”), which requires that the fair values of the awards be determined based on the probable outcome, as of their respective dates of grant, of the performance conditions applicable to those awards. See “--Compensation Discussion and Analysis - Equity Based Incentive Compensation - Long-Term Performance-Based Equity Incentive Program” above. No equity incentive awards were granted in fiscal 2015 and, as a result, no equity incentive compensation is reflected for in this Table for fiscal 2015.

(4)

These amounts consist of cash incentive awards paid, respectively, to Messrs. Deuster and Wallace under a 2015 Cash Incentive Plan established by the Compensation Committee. The amounts of the cash awards that could be earned under that Plan were made dependent primarily on the achievement by the Company of an operating income goal for fiscal 2015 and, to a lesser extent, the achievement by Messrs. Deuster and Wallace of individualized performance objectives, which were established by the Compensation Committee at the time it established this Plan. See “--Compensation Discussion and Analysis - 2015 Cash Incentive Plan” above.

(5)

Mr. Deuster became the Company’s CEO effective October 15, 2012, at an annual salary of $350,000. The salary he received in 2013 was prorated for the number of days he was employed by the Company in fiscal 2013.

Grants of Plan-Based Incentive Awards in Fiscal 2015

The following table provides information regarding grants of non-equity incentive plan awards granted to our NEOs in fiscal 2015. No options or other equity incentives were granted to our NEOs in fiscal 2015.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)
Name(1)	Grant Dates	Threshold ($)	Target($)	Maximum($)

Robert G. Deuster	3/4/15	$87,500	$175,000	$262,500

Joseph J. Wallace	3/4/15	$52,000	$104,000	$156,000

(1)	Mr. Hall, the Company’s President and Chief Operating Officer, was not granted any plan-based cash or equity incentives in fiscal year 2015 for his service as an NEO. See “—Compensation Discussion and Analysis — Executive Summary — We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders”.

(2)

These cash incentives were granted under the Fiscal 2015 Cash Incentive Plan. Under that Plan between 80% of Mr. Deuster’s Target Award and 85% of Mr. Wallace’s Target Award was conditioned on the Company’s achievement of 2015 adjusted operating income goals (the “Financial Performance Awards”). Receipt of the remaining 20% of Mr. Deuster’s Target Award and the remaining 15% of Mr. Wallace’s Target Award was conditioned on the achievement of individualized performance goals established by the Compensation Committee for each of them. However, no Financial Performance Award could be earned under the Plan unless the Company achieved at least a threshold financial performance goal. Messrs. Deuster and Wallace earned awards totaling $175,000 and $104,000, respectively, under the Fiscal 2015 Cash Incentive Plan. See “Compensation Discussion and Analysis — 2015 Cash Incentive Plan” above in this proxy statement for additional information regarding the 2015 Cash Incentive Plan.

Outstanding Equity Awards at June 30, 2015

The following table sets forth information regarding restricted stock awards that had been granted but were unearned as of our fiscal year ended June 30, 2015. None of our NEOs held any stock options as of June 30, 2015.

		Service-Based Stock Awards			Equity Incentive Plan Performance-Contingent Stock Awards
NEOs(1)	Grant Dates	Number of Shares or Units of Stock that have not Vested (#)(2)		Market Values of Shares or Units of Stock that have not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights (#)(4)(6)	Market Value of Unearned Shares, Units or Other Rights ($)(5)(6)

Robert G. Deuster	10/15/12	9,984	(2)	$199,081	--	--
	12/28/12	--		--	81,662	$325,668
	12/09/13	--		--	68,338	272,532

Joseph J. Wallace	09/14/12	3,132	(2)	$62,452	--	--
	12/28/12	--		--	30,623	$122,125
	12/09/13	--		--	25,627	102,200

(1)

Mr. Hall, the Company’s President and Chief Operating Officer, does not participate in the Company’s equity incentive plans or programs. See “—Compensation Discussion and Analysis — Executive Summary — We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders”.

(2)

This column sets forth the respective numbers of restricted shares that were subject to unvested service-based stock awards at June 30, 2015. Mr. Deuster’s 9,984 unvested restricted shares are scheduled to vest in equal monthly installments, and Mr. Wallace’s 3,132 unvested restricted shares are scheduled to vest in quarterly installments, in each case over the fiscal year ending June 30, 2016. In the event either of them ceases to continue in the Company’s service prior to June 30, 2016, any then remaining unvested shares will be forfeited.

(3)	This column sets forth are the respective market values of unvested service-based stock awards as of June 30, 2015, based on the assumption that each of Messrs. Deuster and Wallace will remain in the service of the Company through June 30, 2016. The market values were determined by multiplying the number of shares subject to those unvested service-based stock awards by $19.94, which was the closing price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on June 30, 2015, the last trading day of fiscal 2015.

(4)	This column sets forth the respective numbers of unvested restricted shares that were subject to unvested performance-contingent stock awards at June 30, 2015.

(5)

This column sets forth the respective market values of the LTIP shares that were subject to unvested performance-contingent stock awards at June 30, 2015, assuming that Intermediate Financial Performance Goal #2 under the Company’s LTIP were to be achieved by June 30, 2016. The market values were determined by multiplying the number of unvested LTIP performance-contingent shares that would become vested, assuming Intermediate Financial Performance Goal #2 is achieved, by the closing price of the Company’s common stock on June 30, 2015, as reported by the NASDAQ Global Stock Market.

(6)

For additional information regarding the LTIP and the terms of vesting of the restricted shares underlying outstanding unvested awards thereunder, see “—Compensation Discussion and Analysis — Equity Based Incentive Compensation - Long-Term Performance-Based Equity Incentive Program”.

Option Exercises and Vesting of Restricted Stock in Fiscal 2015

The table that follows sets forth information regarding NEO restricted stock awards that became vested during fiscal 2015, all of which were service-based awards. None of our NEOs held any stock options at June 30, 2015.

		Service-Based Awards		LTIP Awards
NEOs(1)	Grant Dates	Number of Shares Acquired on Vesting(#)(2)	Value realized on vesting ($)(3)	Number of SharesAcquired on Vesting (#)(2)	Value realized on vesting ($)(3)

Robert G. Deuster	10/15/12	10,008	$213,921
	12/09/13	-	-	22,779	$465,938
	12/28/12	-	-	27,221	$550,812

Joseph J. Wallace	09/14/12	3,124	$66,775	-
	07/19/11	1,876	$40,094	-
	12/09/13	-	-	8,542	$172,852
	12/28/12	-	-	10,208	$206,554

(1)

Mr. Hall, the Company’s President and Chief Operating Officer, does not participate in the Company’s equity incentive plans or programs. See “—Compensation Discussion and Analysis — Executive Summary — We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders”.

(2)	These columns set forth the respective numbers of restricted shares awarded to Messrs. Deuster and Wallace that became vested during fiscal 2015.

(3)	These columns set forth the respective market values of the restricted shares awarded to Messrs. Deuster and Wallace that became vested during fiscal 2015. In each case, these values were determined by multiplying the number of the shares that vested on each vesting date by the closing price of the Company’s common stock on such date as reported by the NASDAQ Global Stock Market.

Potential Payments upon Termination or Change of Control of the Company

Currently, Mr. Deuster, our CEO, is the only NEO entitled to severance compensation, which would be payable to him on a termination of his employment by the Company without cause or by him for Good Reason during either the term of his employment with the Company, or within 12 months following a change of control of the Company. Therefore, no severance or change of control compensation will become payable to Mr. Deuster by reason solely of a change of control of the Company.

The table below sets forth the amounts of all potential payments that would have been paid by us to Mr. Deuster if his employment had been terminated effective as of June 30, 2015 by the Company without cause or by Mr. Deuster for Good Reason (i) during the term of his employment agreement, and (ii) upon or within 12 months following the consummation of a change of control of the Company, respectively. The payments to Mr. Deuster are governed by his employment agreement. See “Compensation Discussion and Analysis — CEO Employment Agreement” above. The timing of the payments described below may also be subject to possible delay pursuant to the provisions of Section 409A of the Internal Revenue Code. Mr. Deuster’s employment agreement requires, as a condition to his receipt of any severance or change of control compensation, that he enter into an agreement releasing any claims he may have, whether known or unknown, against the Company.

Name	Termination for Cause or Resignation without Good Reason(1)	Involuntary Termination without Cause, for Good Reason or upon Death or Disability(2)		Termination without Cause or for Good Reason after a Change of Control(4)(5)

Robert G. Deuster
Cash Severance – Base Salary	$0	$102,083		$350,000
Health & Other Benefits	0	5,794		8,691
Restricted Stock (accelerated)	0	199,081	(3)	$3,190,081
Total	$0	$306,958		$3,548,772

(1)

If Mr. Deuster’s employment is terminated by the Company for cause or by Mr. Deuster without good reason, the Company’s sole obligation and liability to Mr. Deuster is to pay any unpaid salary, together with any employee benefits and any unused vacation, accrued to the effective date of such termination or resignation.

(2)

If Mr. Deuster’s employment had been terminated by the Company without cause or by him for Good Reason, or was terminated due to his death or disability, in each case as of June 30, 2015, then the Company would have become obligated (a) to continue to pay Mr. Deuster his base salary and (b) to pay 100% of his COBRA premiums for continued health insurance coverage for him and his dependents, in each case for what otherwise would have been the then remaining term of his employment agreement or six months, whichever period is shorter (the “Salary Continuation Period” and the “Insurance Continuation Period”, respectively).

(3)

All of Mr. Deuster’s unvested restricted shares, including all of his unvested LTIP Shares, will be forfeited upon a termination of his employment without cause by the Company or for good reason by Mr. Deuster, except for a total of 9,984 service-based restricted shares that were unvested as of June 30, 2015. Upon a termination of Mr. Deuster’s employment without cause by the Company, the number of those unvested service-based restricted shares that were scheduled to vest in the 12 months immediately succeeding the date of such termination of employment will become vested. Upon a termination of his employment for Good Reason by Mr. Deuster, all of those then unvested service-based restricted shares will become vested. This amount was calculated by multiplying the 9,984 unvested service-based restricted shares by the closing price of the Company’s common stock on the NASDAQ Global Market on June 30, 2015, which was $19.94 per share.

(4)

Mr. Deuster’s employment agreement provides that if his employment is terminated by the Company without cause or by him with Good Reason, either concurrently with or within 12 months following a change of control of the Company, he will become entitled to receive severance compensation comprised solely of (a) an amount equal to one year’s base salary which would be payable to him in a single lump sum, and (b) the payment of his COBRA premiums for the Insurance Continuation Period, but in no event for more than six months.

(5)

However, the equity incentive plans under which Mr. Deuster’s restricted shares were granted, including the LTIP Shares, provide that if there is a change of control of the Company and the surviving corporation does not assume and continue the LTIP or grant new equity incentives of equivalent value to the holders of the then unvested equity incentives on terms acceptable to the Compensation Committee, then, the Committee may accelerate the vesting of some or all unvested equity incentives granted under those plans upon the consummation of a change of control of the Company.

(6)

This amount assumes that (a) a change of control of the Company was consummated on June 30, 2015, and (b) the Compensation Committee had decided to accelerate the vesting of the unvested equity incentives (including those held by Mr. Deuster) that were outstanding on that date, rather than to approve an assumption of, or the substitution of new incentives for, those equity incentives by the other party to the change of control transaction. This amount was determined by multiplying the number of Mr. Deuster’s unvested restricted shares by the closing price of the Company’s common stock on the NASDAQ Global Market, on June 30, 2015.

Director Compensation

The following table sets forth information regarding all cash and other compensation earned by each of our non-management directors for service on the Board and its Committees during the fiscal year ended June 30, 2014, as well as the numbers of unvested restricted shares and number of shares subject to options that were outstanding as of June 30, 2015.

	Year Ended June 30, 2015			At June 30, 2015

Names	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)	Stock Awards Not Yet Vested (#)

A. Clinton Allen	$101,000	$40,000	$141,000	474
Deborah Farrington	70,000	40,000	110,000	474
Joseph R. Martin	57,500	40,000	97,500	474
A. J. Bert Moyer	74,000	40,000	114,000	474
Van D. Simmons	48,500	40,000	88,500	474
Bruce A. Stevens	58,500	40,000	98,500	474

(1)	This column reports the amount of cash compensation earned in fiscal year 2015 for Board and Committee service.

(2)

Amounts shown in this column reflect the grant date fair values of restricted stock awards granted in fiscal year 2014 to each of the non-management directors, as determined in accordance with ASC 718. No stock options were granted to any of the non-management directors in fiscal year 2015.

Set forth below is additional information regarding the compensation that we paid to our non-management directors in fiscal 2014.

Compensation for Service on the Board of Directors. As compensation for service on the Board of Directors during fiscal 2015, each non-management director was paid a cash retainer at a rate of $40,000 per year. In addition, each director was granted $40,000 of restricted shares of common stock (with the number of shares determined on the basis of the closing per share price of the Company’s common stock, as reported by the NASDAQ Global Stock Market on the date of grant). Each director’s restricted shares vest (or cease to be subject to a risk of forfeiture) in four equal quarterly installments, subject to the director’s continued service on the Board.

Compensation for Service on Board Committees. Directors serving on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee receive an additional annual retainer of $10,000, $7,500 and $1,000, respectively, for their service on those Committees.

Additional Board and Committee Service. In fiscal 2015, the Chairman of the Board received an additional annual cash retainer of $60,000 for the additional services he rendered in his capacity as Chairman of the Board, and (ii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee received annual cash retainers of $16,500, $12,500 and $7,500, respectively, for the additional services they rendered to the Company in those capacities.

Related Party Transactions

Related-Party Transactions in Fiscal 2015 and 2014.

An associate of Richard Kenneth Duncan Sr., who prior to August 29, 2014 was the beneficial owner of more than 5% of our outstanding shares, paid us fees of $1,024,000 and $1,181,000 for coin authentication and grading services that we rendered to it in fiscal 2015 and 2014, respectively.

An adult member of the immediate family of David G. Hall, our President and Chief Operating Officer, paid us $1,344,000 and $1,376,000 in fees for collectibles authentication and grading services rendered to him in fiscal 2015 and 2014, respectively.

In each case, these authentication and grading fees were comparable in amount to the fees which the Company charges, in the ordinary course of its business, for similar services it renders to unaffiliated persons. Such fees are determined on the basis of (i) the nature of the collectibles submitted to us for authentication and grading (i.e., coins versus other collectibles and vintage versus newer collectibles), and (ii) the turn-around times requested by the customer submitting collectibles to us for authentication and grading, with higher fees charged for faster turn-around times. In fiscal 2015, the Board of Directors reviewed and, on the basis of the foregoing facts and circumstances, approved the provision by the Company, during fiscal 2015, of these coin authentication and grading services to Mr. Duncan’s associate and to David Hall’s brother.

Related Party Transaction Policy

Our Board has adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines (subject to certain limited exceptions), a related party transaction as a financial or business transaction, arrangement or relationship (i) in which the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year, and (ii) with respect to which the Company or any of its subsidiaries is a party or participant and in which any executive officer or director of the Company, any immediate family member of, or any entity controlled by, an executive officer or director, or any holder of more than 5% of our outstanding common stock (a “5% Stockholder”), has or will have a material direct or indirect interest. The policy also applies to any material amendment to any existing related party transaction.

The policy requires our Audit Committee to review and determine whether or not to approve any such related party transaction, or any material amendments to any such transaction. In fulfilling that responsibility, the policy calls for the Audit Committee (i) to satisfy itself that it has been fully informed as to the related party’s relationship with the Company and the material facts of the proposed related party transaction or any proposed material amendment to such transaction, including the nature and amount of that party’s interest in the proposed transaction, and (ii) to determine that the related party transaction or material amendment thereto is fair to the Company. As a general rule, the Audit Committee will not approve a related party transaction if it determines that the transaction is or will be materially less favorable, from a financial standpoint, to the Company than similar transactions with unaffiliated third parties under similar circumstances.

The policy also provides that no executive officer or director, and no immediate family member or controlled entity of any executive officer or director, may take advantage of an investment or other business opportunity that is made or becomes available to the related party as a result of such executive officer’s or director’s position with the Company or in the course of or in connection with the performance by an executive officer or director of his or her duties for the Company.

ADVISORY VOTE ON THE 2015 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal 2)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding advisory basis, the annual compensation of our named executive officers, which is described above in this proxy statement.

At our 2012 Annual Meeting of Stockholders, we requested that our stockholders indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. In accordance with the recommendation of the Board of Directors, the Company’s stockholders voted at the 2012 Annual Meeting for such future advisory votes to be held annually. In accordance with that policy, we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended June 30, 2015 as reported in this proxy statement.

As described in detail in the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement, the compensation programs which the Compensation Committee adopted for our named executive officers for fiscal 2015 were designed to achieve the following objectives:

●	Retain and attract key executives;

●	Pay for performance and minimize, to the extent reasonably practicable, the guaranteed compensation that is payable to our named executive officers;

●	Align more closely the financial interests of our named executive officers with the financial interests of our stockholders; and

●	Provide equity incentives for our named executive officers to focus on the longer-term performance of the Company and to remain in the employ of the Company over multi-year periods.

In fiscal 2015, as indicated below, the Company delivered another year of solid financial results:

●	we generated record services revenues of $61.6 million for fiscal 2015, which compares to the previous record of $60.5 million achieved just one year earlier in fiscal 2014;

●

we continued to grow our international operations both in Europe and Asia; we commenced coin grading services in mainland China and our international service revenue grew to 10% of PCGS’ total service revenue and 7% of the Company’s total service revenue;

●

operating income, before non-cash compensation expense, in fiscal 2015 was substantially unchanged, from fiscal 2014, notwithstanding a decline in service revenues in the fourth quarter of the year due to a softening in the precious metals market and a decrease in the volume of modern coin grading submissions;

●	we achieved a return on invested capital of 66% for fiscal 2015;

●	we increased the quarterly cash dividend we pay to our stockholders to $0.35 per share, from $0.325 per share, and paid $11.4 million in cash dividends to our stockholders in fiscal 2015; and

●

As indicated in the table that follows, our annualized total shareholder returns for the three, five, seven and 10 year periods, each ended June 30, 2015, surpassed those of the 14 companies comprising the Comparison Group and those of the companies included in the S&P 500 Index.

We urge stockholders to carefully read our “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement and the Summary Compensation Table and other related compensation tables that follow that discussion. The Board of Directors and the Compensation Committee believe that the compensation policies and practices described in this proxy statement, including our pay-for-performance philosophy, have been effective in achieving our compensation and corporate financial performance goals.

Therefore, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2015 Annual Meeting:

“RESOLVED that, at the Company's 2015 Annual Meeting of Stockholders, the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers for fiscal 2015, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative contained in the Proxy Statement for that Annual Meeting.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS FOR FISCAL 2015 AS DESCRIBED IN THIS PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2015 (the “2015 Financial Statements”).

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s financial reporting, internal financial and accounting systems and accounting practices and policies. The Board of Directors has adopted an Audit Committee charter that sets forth the authority and responsibilities of the Audit Committee. You can view a copy of the charter at the Investor Relations section of our website at www.collectorsuniverse.com.

In connection with its oversight responsibilities, in fiscal 2015 the Audit Committee engaged a certified public accountant, not affiliated with the Company’s independent registered public accounting firm, to review and provide independent assessments to the Committee of (i) the effectiveness of the Company’s internal control over financial reporting at June 30, 2015, and (ii) the effectiveness of the Company’s internal anti-fraud program that is designed to identify potential areas of risk, including the risk of fraud, in the Company’s business operations.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and no member of the Committee is, nor does any member of the Committee represent himself or herself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee members have necessarily relied, without independent verification, on management’s representation that the 2015 Financial Statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company’s registered independent public accounting firm included in their report on the 2015 Financial Statements.

In discharging its responsibilities, the Audit Committee met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2015 (“Grant Thornton”). Management represented to the Audit Committee that the 2015 Financial Statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the 2015 Financial Statements with management and Grant Thornton. The Audit Committee also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees" (which superseded Statement on Auditing Standards No. 61 for fiscal years beginning after December 15, 2012) of the Public Company Accounting Oversight Board, which includes, among other items, information regarding the conduct of the audit of our Company's consolidated financial statements.

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee and with respect to their independence, and the Audit Committee discussed with Grant Thornton their independence.

Based on the discussions and reviews referenced in the two preceding paragraphs, the Audit Committee recommended that the Board of Directors approve the inclusion of the 2015 Financial Statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015, as filed with the SEC.

Respectfully Submitted,

A. J. Bert Moyer (Chairperson)
Deborah A. Farrington
Joseph R. Martin
Bruce A. Stevens

The information in this Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal 3)

The Audit Committee of our Board of Directors has selected Grant Thornton, LLP (“Grant Thornton”) as our independent registered public accounting firm for our fiscal year ending June 30, 2016. Grant Thornton audited our consolidated financial statements for the fiscal year ended June 30, 2015 and the effectiveness of our internal control over financial reporting at June 30, 2015. A representative of Grant Thornton is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders in attendance at the Annual Meeting.

Audit and Other Fees Paid in Fiscal Year 2015 and 2014

Set forth below is information regarding the services rendered to us by Grant Thornton, and the fees we paid for those services, in fiscal 2015 and 2014:

	2015	2014

Audit services	$304,700	$289,000
Audit related services	—	—
Tax advisory services	37,800	45,000
All other services	—	—
Total	$332,500	$334,000

Audit Services. Audit services rendered by Grant Thornton to us in fiscal 2015 and fiscal 2014 consisted of: (i) the audit of our consolidated financial statements for the fiscal year ended June 30, 2015 and 2014, (ii) reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each of those years, (iii) audits of the effectiveness of our internal control over financial reporting at June 30, 2015 and June 30, 2014, respectively, and (iv) an audit of the financial statements of the Company’s Chinese subsidiary for the years ended December 31, 2014 and 2013.

Audit-Related Services. Grant Thornton did not render any audit-related services to us in either fiscal 2015 or fiscal 2014.

Tax Advisory Services. Tax Advisory Services rendered by Grant Thornton to us in fiscal 2015 and 2014, consisting primarily of (i) ongoing federal and state income tax compliance services, and (ii) research assistance with respect to certain tax issues and positions.

Other Services. Grant Thornton did not provide any consulting or other services to us in either fiscal 2015 or fiscal 2014.

The Audit Committee determined that the provision by Grant Thornton of tax-related services in each of fiscal 2015 and fiscal 2014, and the fees paid by the Company for those services, were compatible with maintaining Grant Thornton’s independence.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee charter provides that our Audit Committee will pre-approve all audit and non-audit engagements of any independent registered public accounting firms, including the nature of the services to be performed and the fees for such services, by specific approval of the Audit Committee, or its Chairman pursuant to authority specifically delegated to him or her by the Committee. Any engagement approved by the Chairman pursuant to delegated authority is required to be reported to the Audit Committee at its next meeting. Since the adoption of the charter, all audit and non-audit services provided by the Company’s independent registered accounting firms have been pre-approved by the Audit Committee.

Proposal to Ratify Appointment of Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016. Although ratification by stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Grant Thornton as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal 2016 if the Audit Committee deems such a change to be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF GRANT THORNTON’S APPOINTMENT AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders must provide us with a written copy of that proposal by no later than 120 days before the first anniversary of the release of our proxy materials for this year’s Annual Meeting, or June 28, 2016. However, if the date of our 2016 Annual Meeting of Stockholders changes by more than 30 days from the date on which this year’s Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2016 Annual Meeting. Matters pertaining to such proposals, including the number and length of such proposals, the eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, the rules of the SEC promulgated thereunder, and other laws and regulations to which interested stockholders should refer.

A stockholder seeking to submit a proposal that is not to be included in our proxy materials for our 2016 Annual Meeting or nominate a director pursuant to our Bylaws must provide a written notice, containing the information specified in our Bylaws, to our Corporate Secretary at Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658 by June 28, 2016, except that if the date of our 2016 annual meeting of stockholders changes by more than 30 days from the first anniversary of the date of the 2015 Annual Meeting was held, that notice must be received not later than the close of business on the tenth day following the earlier of the date on which that notice of the change in the date of the 2016 Annual Meeting was mailed or was publicly announced. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

Additionally, Rule 14a-4, as promulgated by the SEC under the Exchange Act, provides that if a stockholder fails to notify the Company of a proposal which the stockholder plans to present for a vote at the next annual meeting of stockholders at least 45 days before the first anniversary of the mailing date of the prior year’s proxy statement, then the Company will be permitted to exercise its discretionary voting authority with respect to that proposal at that meeting. Accordingly, in the case of the Company’s 2016 Annual Meeting of Stockholders, the Company will be entitled to exercise discretionary authority when voting on any stockholder proposal received after September 13, 2016.

AVAILABILITY OF ANNUAL REPORT AND HOUSEHOLDING

Our 2015 Annual Report to Stockholders has been posted on the internet at [https://materials.proxyvote.com/19421r], where it can be viewed and may be printed. In addition, a copy of that Annual Report accompanies this Proxy Statement. If you and others who share your mailing address are “beneficial owners” of our common stock that hold shares through a broker or other nominee, you may have been sent a notice that your household will receive only one Proxy Statement or Notice of Internet Availability of Proxy Materials (an “Availability Notice”), as applicable, from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicative information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you are deemed to have consented to it, and a single copy of the Availability Notice (and/or a single copy of this Proxy Statement and the 2015 Annual Report) has been sent to your address. Each stockholder receiving the Proxy Statement by mail will also receive a separate voting instruction form.

If you are a beneficial owner of our common stock who holds shares through a broker or other nominee and would like to revoke your consent to householding and in the future receive your own Availability Notice (or your own set of proxy materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact our transfer agent, Broadridge, by either (i) calling toll-free at 1-800-542-1061 and, when prompted, indicating your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers or (ii) sending a written notice containing that information by mail to Broadridge at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any revocation of consent to householding will be effective approximately 30 days following its receipt. You also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of this Proxy Statement or the 2015 Annual Report, those documents are available in electronic form for download or review by visiting the Investor Relations Section of our website at www.collectorsuniverse.com. We will promptly send you a copy of the 2015 Annual Report, without exhibits, upon your request sent to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Annual Meeting, the proxy holders named in the enclosed proxies will have discretionary authority to vote all proxies they have received with respect to such matter in accordance with their judgment.

By Order of the Board of Directors

/s/ Clinton Allen
A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 28, 2015

COLLECTORS UNIVERSE
NASDAQ: CLCT

COLLECTORS UNIVERSE, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Pacific Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Pacific Time on the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 A. Clinton Allen 02 Robert G. Deuster 03 Deborah A. Farrington 04 David G. Hall 05 Joseph R. Martin
06 A.J. "Bert" Moyer 07 Van D. Simmons 08 Bruce A. Stevens

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote on any other matter that may properly be presented for a vote of the stockholders and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct or adjournment of the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please date this Proxy and print and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

000025/20/_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

COLLECTORS UNIVERSE, INC.
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 7, 2015

The undersigned stockholder(s) of Collectors Universe, Inc. (the "Company") hereby acknowledge(s) receipt of the Notice of 2015 Annual Meeting of Stockholders and related Proxy Statement, revokes all previously granted proxies and nominates, constitutes and appoints A. Clinton Allen, David G. Hall and Robert G. Deuster and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, which will be held on Monday, December 7, 2015 at 10:00 A.M., Pacific Time, at the Company's principal offices, 1921 E. Alton Avenue, Santa Ana, California 92705, and at any and all adjournments and postponements thereof, as fully with the same force and effect as the undersigned might or could do if personally present at the Meeting, upon and in respect of the matters described below and in accordance with the instructions on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3. THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "FOR" THE ELECTION OF THE EIGHT NOMINEES LISTED ON THE REVERSE SIDE AND "FOR" PROPOSALS 2 AND 3, UNLESS OTHERWISE INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000257207_2 R1.0.0.51160